Exhibit 10.13

LOAN AGREEMENT

Dated as of August 14, 2024

By and between

EQRT 3327 HARRISBURG, L.P.

(as Borrower)

and

NEW YORK LIFE INSURANCE COMPANY
(as Lender)

LOAN AGREEMENT	Loan No. 374-1407

TABLE OF CONTENTS

LOAN AGREEMENT	i	Loan No. 374-1407

LOAN AGREEMENT	ii	Loan No. 374-1407

LOAN AGREEMENT	iii	Loan No. 374-1407

LOAN AGREEMENT	iv	Loan No. 374-1407

EXHIBITS

Exhibit A	–	Definition of Single Purpose Entity
Exhibit B	–	Organizational Chart of Borrower
Exhibit C	–	Reserved
Exhibit D	–	Personal Property Schedule
Exhibit E	–	Rent Roll
Exhibit F	–	Litigation
Exhibit G	–	Rent Roll Exceptions
Exhibit H	–	Material Agreements
Exhibit I	–	Reserved
Exhibit J	–	Rights to Purchase
Exhibit K	-	Physical Condition Representation Exceptions

LOAN AGREEMENT	v	Loan No. 374-1407

INDEX OF DEFINED TERMS

Acceptable Delaware LLC	1
Additional Imposition	16
Affiliate	1
Agent	1
Agreement	1
Amazon	1
Amazon Lease	2
AML	2, 22
Annual Budget	2
Applicable Policy Period	52
Approved Lease	2
Assignment of Leases	2
bank holding company	25
Bankruptcy Code	2
Borrower	1, 2
Borrower's Knowledge	2
Business Day	2
Cash Management Agreement	2
Casualty	2, 46
Casualty Retainage	2, 51
Clearing Account Agreement	2
Closing Date	1, 3
Code	3
Collateral	3
Condemnation Proceeds	3, 46
Constituent Entity	20
Contracts	3
Control	3
Creditors Rights Laws	3
Debt Coverage Ratio	3
Debt Yield	3
Default	4
Default Rate	4
Environmental Indemnity	4
Environmental Laws	4
Equipment	4
Equity Interests	4
ERISA	4
Event of Default	4, 53, 57
Excessive	52
Financial Covenants	4
Fiscal Year	4
Free Rent Reserve Account	15

LOAN AGREEMENT	vi	Loan No. 374-1407

Free Rent Reserve Deposit	17
GAAP	4
Governmental Authority	4
Guarantor	5
Guaranty of Recourse Obligations	5
Hazardous Materials	5
Impositions	5
Improvements	5
Indebtedness	5
Indemnified Party	5
Independent Director	6
Insolvency Action	6, 53
Insolvency Opinion	6
Inspector	6
Insurance Proceeds	6, 46
Interest Rate	6
Inventory	6
Investors	6, 58
Land	6
Late Charge	6
Lease Approval Package	31
Leases	6
Legal Requirements	6
Lender	1, 7
Lender's Application Election Notice	50
Lien	7
Lists	7, 22
Loan	1, 7
Loan Amount	1, 7
Loan Documents	7
Losses	7
Management Agreement	7
Manager	8
Manager's Subordination	8
Material Adverse Effect	8
Material Agreements	8
Material Alterations	8, 28
Maturity Date	8
Maximum Non-Excessive Amount	52
Member	8
Net Operating Income	8
Net Restoration Proceeds	9, 48
New Guarantor	41
Note	9
NYL Adverse Party	9
NYL Loan	9

LOAN AGREEMENT	vii	Loan No. 374-1407

O&M Plan	9, 35
Obligations	9
OFAC	9, 22
Operating Expenses	9
Order	10, 22
Orders	10, 22
PACE Lien	10
Payment Date	10
Payment Guaranty	10
Permits	10
Permitted Easements	10
Permitted Encumbrances	10
Permitted Trade Payables	11, 3
Permitted Transfer	11, 37
Permitted Transfer Fee	39
Person	11
Personal Property	11, 20
Personal Property Schedule	11, 20
Plan	11
Plan Assets	11
Prepayment Fee	11
Principal Indebtedness	11
Property	11
Qualified Investor	11
Qualified Manager	12
REIT	37
Remediation	12
Rent Roll	12, 21
Rents	12
Replacement Management Agreement	12
Reserve Account	12, 16
Reserve Accounts	12, 16
Reserve Funds	12
Restoration	12, 48
Restoration Proceeds	12, 46
Restoration Proceeds Reserve Account	12, 15
Restoration Proceeds Threshold	12, 48
Restricted Party	12
Rollover Reserve Account	12, 15
S&P	13
Sale or Pledge	13
Sanctions	13, 22
Secondary Market Conditions	13, 57
Secondary Market Transaction	13, 57
Secondary Market Transactions	57
Section 6.2 Transfer	38

LOAN AGREEMENT	viii	Loan No. 374-1407

Security Instrument	13
Single Purpose Entity	13
SPE Equity Owner	13
Special Member	13
Taking	13, 46
Tax and Insurance Monthly Installment	13, 16
Tax and Insurance Reserve Account	13, 15
Taxes	13, 16
Tenant Improvement Reserve Deposit	18
Tenant Improvements Reserve Account	15
Terrorism Insurance	44, 51, 52
Terrorism Insurance Deposits	52
Title Policy	13
Transfer	13
Transferee Organizational Chart	40
UCC	14
Upstream Owner	14
Wetlands Instruments	37
Wetlands Obligations	37
Wetlands Permits	37

LOAN AGREEMENT	ix	Loan No. 374-1407

LOAN AGREEMENT

THIS LOAN AGREEMENT (as the same may from time to time hereafter be modified, supplemented or amended, this "Agreement"), dated as of August 14, 2024 (the "Closing Date"), is made by and between NEW YORK LIFE INSURANCE COMPANY, a New York mutual insurance company (together with its successors and assigns, "Lender"), and EQRT 3327 HARRISBURG, L.P., a Delaware limited partnership (together with its permitted successors and assigns, "Borrower").

RECITALS

Borrower desires to obtain a loan (the "Loan") from Lender in the original principal amount of $85,250,000.00 (the "Loan Amount"), and Lender is willing to make the Loan on the terms and conditions set forth in this Agreement and the other Loan Documents.

NOW, THEREFORE, in consideration of the making of the Loan by Lender, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1           Definitions. For all purposes of this Agreement and the other Loan Documents, the following terms shall have the following respective meanings:

"Acceptable Delaware LLC" means a limited liability company formed under Delaware law which (a) has at least one springing member, which, upon the dissolution of all of the members of the limited liability company or the withdrawal or the disassociation of all of the members from the limited liability company, shall immediately become the sole member of such limited liability company and (b) (i) has a duly-appointed Independent Director, or (ii) a sole member with a duly-appointed Independent Director and such Independent Director is required to consent to the matters set forth in clause (i) of Exhibit A.

"Affiliate" of any specified Person shall mean any other Person Controlling, Controlled by or under common Control with such specified Person.

"Agent" shall mean NYL Investors LLC or any Affiliate thereof.

"Agreement" shall have the meaning set forth in the first paragraph hereto.

"Amazon" shall mean Amazon.com Services LLC, a Delaware limited liability company.

"Amazon Lease" shall mean that certain Lease Agreement dated March 26, 2024 by and between C5LC at Middletown, LLC and Amazon, as amended by that certain First Amendment to Lease Agreement dated July 4, 2024.

"AML" shall have the meaning set forth in Section 4.19.

LOAN AGREEMENT	Loan No. 374-1407

"Annual Budget" shall mean the operating budget, including all planned capital expenditures, projected income and projected Operating Expenses, for the Property prepared by Borrower for the applicable Fiscal Year or other period which may be an Argus valuation electronic file.

"Approved Lease" shall mean any new or renewal lease for all or a portion of the Property that has been approved by Lender in writing in its sole discretion or does not require Lender's approval pursuant to this Agreement's terms.

"Assignment of Leases" shall mean that certain Assignment of Leases and Rents of even date herewith from Borrower to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

"Bankruptcy Code" shall mean Title 11 U.S.C. § 101 et seq., and the regulations adopted and promulgated pursuant thereto (as the same may be amended from time to time).

"Borrower" shall have the meaning set forth in the first paragraph hereof.

"Borrower's Knowledge" (including the phrases "to Borrower's knowledge", "to any Borrower's knowledge", or comparable phrases including "to the best of" Borrower's knowledge) means the knowledge of Borrower after reasonable inquiry including, without limitation, inquiry of any property manager.

"Business Day" shall mean any day other than a Saturday, a Sunday or a legal holiday on which national banks are not open for general business in the State of New York.

"Cash Management Agreement" shall mean that certain Cash Management and Pledge Agreement dated of even date herewith by and between Borrower and Lender and consented to by Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

"Casualty" shall have the meaning set forth in Section 7.7(a).

"Casualty Retainage" shall have the meaning set forth in Section 7.9(b).

"Clearing Account Agreement" shall mean that certain Deposit Account Control Agreement dated on or about the date hereof by and among Borrower, Lender, and Bank of America, N.A., as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

"Closing Date" shall have the meaning set forth in the first paragraph hereto.

"Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor statutes thereto.

"Collateral" shall mean the Property, the Reserve Accounts, the Reserve Funds, the Guaranty of Recourse Obligations, the Personal Property, the Rents, and all other real or personal property of Borrower or any guarantor that is at any time pledged, mortgaged or otherwise given as security to Lender for the payment of the Indebtedness under the Security Instrument, this Agreement or any other Loan Document.

LOAN AGREEMENT	2	Loan No. 374-1407

"Condemnation Proceeds" shall have the meaning set forth in Section 7.7(a).

"Contracts" shall mean, collectively, (a) all contracts between Borrower and other parties in connection with the management, construction, repair, renovation, use, operation or maintenance of the Property, in each case as the same may thereafter from time to time be amended or modified and (b) all warranties, guarantees, and other rights of Borrower or Manager, direct and indirect, against manufacturers, dealers, suppliers, and others in connection with the above contracts and agreements or the work done or to be done and the materials supplied or to be supplied to or for the Property.

"Control" (and terms correlative thereto) when used with respect to any specified Person shall mean the power to direct the management and policies of such specified Person (excluding rights of certain Persons to exercise so-called "major decision" voting rights), directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise; and the terms "Controlling" or "Controlled" have meanings correlative to the foregoing.

"Creditors Rights Laws" shall mean any existing or future Legal Requirements of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or debtors.

"Debt Coverage Ratio" shall mean, for any period, a fraction, the numerator of which shall equal the trailing twelve (12) month Net Operating Income of the Property for such period, and the denominator of which shall equal the aggregate of interest for such period with respect to the Indebtedness due pursuant to the Loan Instruments at the Interest Rate and principal for such period with respect to the Indebtedness based on a thirty (30) year amortization schedule. Such calculation shall be as determined by Lender (based on information provided by Borrower).

"Debt Yield" shall mean as of any given date the quotient of Net Operating Income for the trailing 12 month period divided by the sum of the then outstanding Principal Indebtedness. Such calculation shall be as determined by Lender (based on information provided by Borrower).

"Default" shall mean the occurrence of any event which, but for the giving of notice or lapse of time, or both, would constitute an Event of Default.

"Default Rate" shall have the meaning set forth in the Note.

"Environmental Indemnity" shall mean that certain Environmental Indemnity Agreement of even date herewith made by Borrower and Guarantor, on a joint and several basis, in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

"Environmental Laws" shall have the meaning set forth in the Environmental Indemnity.

LOAN AGREEMENT	3	Loan No. 374-1407

"Equipment" shall have the meaning set forth in the Security Instrument.

"Equity Interests" shall mean, as applicable (a) partnership interests (general or limited) in a partnership; (b) membership interests in a limited liability company; (c) shares or stock interests in a corporation; and (d) the beneficial ownership interests in a trust.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended or re-codified from time to time, and the regulations promulgated thereunder.

"Event of Default" shall have the meaning set forth in Section 8.1.

"Financial Covenants" shall mean the covenants of Guarantor set forth in Section 3.2(c) of the Guaranty of Recourse Obligations.

"Fiscal Year" shall mean the 12-month period ending on December 31 of each year or such other fiscal year of Borrower or Guarantor, as the case may be, as Borrower or Guarantor, as the case may be, may select from time to time with the prior written consent of Lender.

"GAAP" shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

"Governmental Authority" shall mean any national, federal, state, regional or local government, or any other political subdivision of any of the foregoing, in each case with jurisdiction over Borrower, Guarantor, the Property, or any Person with jurisdiction over Borrower, Guarantor or the Property exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

"Guarantor" shall mean EQT Exeter REIT Operating Partnership LP, a Delaware limited partnership.

"Guaranty of Recourse Obligations" shall mean that certain Guaranty of Recourse Obligations of even date herewith made by Guarantor in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

"Hazardous Materials" shall have the meaning set forth in the Environmental Indemnity.

"Impositions" shall mean all ground rents (if and to the extent applicable) and all taxes (including, without limitation, all real estate, ad valorem or value added, sales (including those imposed on lease rentals), use, single business, gross receipts, intangible transaction privilege, privilege, license or similar taxes), assessments (including, without limitation, to the extent not discharged prior to the Closing Date, all assessments for public improvements or benefits, whether or not commenced or completed within the term of the Loan), water, sewer or other rents and charges, excises, levies, fees (including, without limitation, license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, foreseen or unforeseen, of every character in respect of the Property, (including all interest and penalties thereon), which at any time prior to, during or in respect of the term hereof may be assessed or imposed on or in respect of or be a Lien upon (a) Borrower (including, without limitation, all income, franchise, single business or other taxes imposed on Borrower for the privilege of doing business in the jurisdiction in which the Property is located) or Lender (including taxes resulting from future changes in Legal Requirements which impose upon Lender or any trustee an obligation to pay any property taxes or other taxes or which otherwise adversely affect Lender's interests); (b) the Property or any part thereof; or (c) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with the Property or the leasing or use of the Property or any part thereof, or the acquisition or financing of the acquisition of the Property by Borrower.

LOAN AGREEMENT	4	Loan No. 374-1407

"Improvements" shall have the meaning set forth in the Security Instrument.

"Indebtedness" shall mean, at any given time, the Principal Indebtedness, together with all accrued and unpaid interest thereon and all other obligations and liabilities due or to become due to Lender pursuant hereto or any of the other Loan Documents, including, without limitation, any applicable Prepayment Fee.

"Indemnified Party" shall mean each of Lender, each of its Affiliates and their respective successors and assigns, any Person who is or will have been involved with the servicing of the Loan, Inspector, Persons who may hold or acquire or will have held a full or partial interest in the Loan (including Investors, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan for the benefit of third parties and any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan or the Collateral whether during the term of the Loan or as a part of or following a foreclosure of the Loan), and the respective officers, directors, and employees, agents, Affiliates, successors and assigns of any and all of the foregoing.

"Independent Director" shall mean a duly appointed member of the board of directors (or with respect to an Acceptable Delaware LLC, a duly appointed member of the board of managers, if any, or a "manager" within the meaning of Section 18-101(10) of the Act solely for purposes of exercising its limited rights as an Independent Director) of the Borrower of the relevant entity who shall not have been, at the time of such appointment or at any time while serving as a director or manager of the relevant entity and shall not have been at any time in the preceding five (5) years, (a) a direct or indirect legal or beneficial owner in such entity or any of its Affiliates, (b) a creditor, supplier, employee, officer, director (other than in its capacity as Independent Director), family member, manager, or contractor of such entity or any of its Affiliates, or (c) a Person who controls (directly, indirectly, or otherwise) such entity or any of its Affiliates or any creditor, supplier, employee, officer, director, family member, manager, or contractor of such Person or any of its Affiliates. Any Independent Director shall be employed by a nationally-recognized company that provides, inter alia, professional independent directors or independent managers in the ordinary course of its business.

"Insolvency Action" shall have the meaning set forth in Section 8.1(h).

"Insolvency Opinion" shall mean, that certain bankruptcy non-consolidation opinion letter required to be delivered by counsel for Borrower in connection with the Loan and approved by Lender.

LOAN AGREEMENT	5	Loan No. 374-1407

"Inspector" shall mean the independent inspector retained by Lender, for the benefit of Lender, at Borrower's cost, to perform the functions as more specifically described in this Agreement.

"Insurance Proceeds" shall have the meaning set forth in Section 7.7(a).

"Interest Rate" shall have the meaning set forth in the Note.

"Inventory" shall have the meaning set forth in the Security Instrument.

"Investors" shall have the meaning set forth in Section 10.3.

"Land" shall have the meaning set forth in the Security Instrument.

"Late Charge" shall have the meaning set forth in the Note.

"Leases" shall have the meaning set forth in the Security Instrument.

"Legal Requirements" shall mean (a) all statutes, laws, rules, orders, regulations, ordinances, judgments, orders, decrees and injunctions of Governmental Authorities affecting Borrower, Guarantor, the Loan Documents, the Property, or any part thereof, and all Permits, agreements with Governmental Authorities and regulations relating thereto, whether now or hereafter enacted; (b) all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force and affecting Borrower, Guarantor or the Property or any part thereof; and (c) terms of any insurance policy maintained by or on behalf of Borrower.

"Lender" shall have the meaning set forth in the first paragraph hereto.

"Lien" shall mean any mortgage, deed of trust, deed to secure debt, lien, PACE Lien, encumbrance, pledge, easement, restrictive covenant, hypothecation, assignment, security interest, conditional sale or other title retention agreement, financing lease having substantially the same economic effect as any of the foregoing, financing statement, or other instrument similar to any of the foregoing secured by the Property.

"Lists" shall have the meaning set forth in Section 4.19.

"Loan" shall have the meaning set forth in the Recitals.

"Loan Amount" shall have the meaning set forth in the Recitals.

"Loan Documents" shall mean, collectively, this Agreement and all other documents, agreements, instruments and certificates now or hereafter evidencing, securing or delivered to Lender in connection with the Loan, including, without limitation, the Note, the Security Instrument, the Assignment of Leases, the Environmental Indemnity, the Payment Guaranty, the Cash Management Agreement, the Clearing Account Agreement, the Guaranty of Recourse Obligations and the Manager's Subordination, as each may be (and each of the defined terms shall refer to such documents as they may be) amended, restated, or otherwise modified from time to time.

LOAN AGREEMENT	6	Loan No. 374-1407

"Losses" shall mean any actual losses, actual damages, costs, fees, expenses, claims, suits, judgments, awards, liabilities (including strict liabilities), obligations, debts, diminutions in value, fines, penalties, charges, costs of Remediation (whether or not performed voluntarily), amounts paid in settlement, foreseeable and unforeseeable consequential damages, litigation costs, attorneys' fees, engineers' fees, environmental consultants' fees, and investigation costs (including costs for sampling, testing and analysis of soil, water, air, building materials, and other materials and substances whether solid, liquid or gas), of whatever kind or nature, and whether or not incurred in connection with any judicial or administrative proceedings, actions, claims, suits, judgments or awards. Notwithstanding the aforesaid, "Losses" (i) shall not include special, punitive or exemplary damages unless as a result of a claim made by a third party against Lender and (ii) relating to diminution in value of the Property may not exceed the portion of the Indebtedness that has not been repaid in full to Lender by Borrower at the time of the determination of such Losses plus any related costs or expenses of enforcement.

"Management Agreement" shall mean that certain Management Agreement dated on or about the date hereof between Manager and Borrower pertaining to the management of the Property as the same may be amended, replaced, supplemented or otherwise modified from time to time in accordance with Section 5.4.

"Manager" shall mean the Person designated as manager of the Property in the Management Agreement, or any successor or assignee appointed in accordance with this Agreement.

"Manager's Subordination" shall mean that certain Manager's Consent and Subordination of Management Agreements dated on or about the date hereof by and between Borrower and Manager for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time with the consent of Lender.

"Material Adverse Effect" shall mean a material adverse effect upon (a) the business or financial position or operation of Borrower or Guarantor; (b) the ability of Borrower and/or Guarantor to perform under, or of Lender to enforce, any of the Loan Documents; or (c) the use, operation or value of the Property.

"Material Agreements" shall mean each contract and agreement relating to the ownership, management, development, use, operation, maintenance, repair or improvement of the Property (other than any leasing or leasing brokerage agreement, the Management Agreement, the Leases, any contract or agreement with respect to tenant improvements and capital expenditures work and any other contract or agreement that is terminable upon not more than thirty (30) days' prior written notice and without payment of any penalty or fee), under which there is an obligation of Borrower to pay more than $500,000. All Material Agreements in effect as of the Closing Date are listed on Exhibit H attached to and made a part of this Agreement.

"Material Alterations" shall have the meaning set forth in Section 5.2.

"Maturity Date" shall have the meaning set forth in the Note.

LOAN AGREEMENT	7	Loan No. 374-1407

"Member" shall have the meaning set forth on Exhibit A.

"Net Operating Income" shall mean, as determined by Lender, for the applicable period, (x) all rental revenue from tenants at the Property, determined in accordance with income tax accrual basis, but without taking into account straight-lining of rents and extraordinary revenues (including, but not limited to lease termination payments), minus (y) the sum of all operating expenses, in accordance with the annual property budget approved by Lender, including (a) annualized insurance premiums, (b) real estate taxes, (c) capital expenses at an imputed rate of $0.10/SF, (d) management fees (in the amount equal to the greater of (1) management fees actually paid, and (2) an imputed rate of 3.0% of annualized gross revenues), (e) rental from tenants in bankruptcy (except to the extent such tenants' leases are actually affirmed in any tenant's bankruptcy in accordance with applicable law), (f) rental from tenants in default for 60 days or more under their leases, (g) rental from tenants with leases expiring within 90 days of the applicable test date, and (h) actual vacancy. Net Operating Income shall in no event include debt service payable to Lender under the Loan Documents.

"Net Restoration Proceeds" shall have the meaning set forth in Section 7.8(a).

"Note" shall mean that certain Promissory Note of even date herewith made by Borrower in favor of Lender in the original principal amount of the Loan Amount, as the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified from time to time.

"NYL Adverse Party" shall mean any Person that:

(i)	has held an ownership interest in real property that was collateral for any NYL Loan or any other loan within the last five (5) years that was sold at a foreclosure or similar sale or transferred by deed in lieu thereof or as to which a foreclosure or similar sale proceeding was or is pending;

(ii)	within the last five (5) years, has been in default, beyond the applicable cure period, if any, under a NYL Loan as a result of which the NYL Loan has been accelerated;

(iii)	is presently or within the last seven (7) years, the subject of any bankruptcy, reorganization, insolvency, debtor-creditor or other similar proceeding, or made an assignment for the benefit of creditors;

(iv)	is under investigation for or has been found by a court of competent jurisdiction to have committed, or is presently under indictment for, a felony, fraud or crime of moral turpitude under any Legal Requirements;

(v)	has been found by a Governmental Authority to have violated, or is presently being investigated by a Governmental Authority, for a violation of, any federal or state securities laws or regulations; and/or

(vi)	is a current or past litigant, opposing Lender or any of its Affiliates, in any lawsuit brought against or by Lender or any of its Affiliates.

LOAN AGREEMENT	8	Loan No. 374-1407

"NYL Loan" shall mean any loan made by Lender or any of its Affiliates.

"O&M Plan" shall have the meaning set forth in Section 5.15(a).

"Obligations" shall mean Borrower's obligation to pay the Indebtedness and perform its obligations under the Note, this Agreement and the other Loan Documents.

"OFAC" shall have the meaning set forth in Section 4.19.

"Operating Expenses" shall mean the amount of all operating expenses applicable to the Property, including, but not limited to, expenses for utilities, administration, cleaning, landscaping, security, ordinary repairs and maintenance, ground rent payments, if any, management fees, real estate and other taxes and assessments and insurance premiums, plus the amount of money that would be required to fund any reserves required under this Agreement, but excluding from any such expenses any capital expenditures, debt service, items paid or reimbursed by tenants, deductions for federal, state and other income taxes, depreciation or amortization of capital expenditures (including leasing commissions, tenant improvements, and other leasing costs) and other similar non-cash items.

"Order" and "Orders" shall have the meanings set forth in Section 4.19.

"PACE Lien" shall mean a Lien securing any assessment, bond, loan, financing, or other debt incurred pursuant to "property assessed clean energy," "special energy financing district," or similar provisions of Legal Requirements.

"Payment Date" shall have the meaning set forth in the Note.

"Payment Guaranty" shall mean that certain Payment Guaranty of even date herewith made by Guarantor in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

"Permits" shall mean any and all building permits for the Improvements and any other permit or approval issued by any Governmental Authority in respect of the Property, in each case now in effect or hereafter issued.

"Permitted Easements" means easements, rights of way, restrictions, covenants, reservations, and other similar encumbrances (or amendments thereto or terminations thereof) and construction access agreements in connection with the Property and/or any other neighboring development or property (i) reasonably approved by Lender or (ii) entered into by Borrower in the ordinary course of business for use, access, ingress, egress, traffic circulation, parking, development and construction, water and sewer lines, telephones and telegraph lines, electric lines, internet, cable, and Wi-Fi hardware, other utilities, solar and/or fuel cell facilities, or for other similar purposes, provided that no such easement or other similar encumbrance shall materially impair the use, operation or value of the Property or otherwise have a Material Adverse Effect; provided, that with respect to clause (ii), in no event shall a Permitted Easement be deemed to include an "easement of light and air" or a transfer of any air or development rights in violation of this Agreement or, unless otherwise approved by the Lender in its reasonable discretion.

LOAN AGREEMENT	9	Loan No. 374-1407

"Permitted Encumbrances" shall mean, with respect to the Property, collectively, (a) the Liens created by the Loan Documents; (b) all Liens and other matters disclosed in the Title Policy as approved by Lender; (c) Liens, if any, for Impositions imposed by any Governmental Authority not yet due or delinquent (but expressly excluding any PACE Lien); (d) and such other title exceptions approved by Lender in writing in its sole discretion; (e) Liens of mechanics and materialmen for sums being contested in good faith in accordance with the provisions of the Loan Documents; and (f) Permitted Easements.

"Permitted Trade Payables" shall have the meaning provided in clause (u) of the definition of Single Purpose Entity.

"Permitted Transfer" shall have the meaning set forth in Section 6.1.

"Person" shall mean any individual, corporation, limited liability company, partnership, joint venture, estate, trust, unincorporated association, or any other entity, any Governmental Authority, and any fiduciary acting in such capacity on behalf of any of the foregoing.

"Personal Property" shall have the meaning set forth in Section 4.10.

"Personal Property Schedule" shall have the meaning set forth in Section 4.10.

"Plan" shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) whether or not subject to ERISA or a plan or other arrangement within the meaning of Section 4975 of the Code.

"Plan Assets" shall mean assets of a Plan within the meaning of section 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, or similar law.

"Prepayment Fee" shall have the meaning assigned in the Note.

"Principal Indebtedness" shall mean the principal amount of the Loan outstanding as the same may be increased or decreased, as a result of prepayment or otherwise, from time to time.

"Property" shall have the meaning set forth in the Security Instrument.

"Qualified Investor" shall mean any entity (a) that is not (nor is any of its Affiliates) listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders; (b) that is not a "blocked person" described in Section 1 of the Order and does not engage in any dealings or transactions, or is not associated, with any such blocked person; (c) that is not a Person with whom Lender is prohibited from dealing or otherwise engaging in any transaction by any applicable money laundering law or similar government regulation; (d) that is not a NYL Adverse Party; (e) that complies with Lender's ERISA requirements; (f) whose principals have a net worth equal to or greater than $350,000,000.00, unencumbered liquid assets of not less than $15,000,000.00, and total leverage of not greater than 65%, each as determined by Lender in its sole discretion based on financial information provided to Lender; and (g) whose principals own and manage no less than 6,000,000 square feet of industrial real estate.

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"Qualified Manager" shall mean a reputable management company acceptable to Lender (i) having at least seven (7) years' experience in the management of at least five (5) commercial properties of a type, quality and size similar to the Property and in the jurisdiction in which the Property is located and (ii) which is not the subject of a bankruptcy or similar insolvency action and (iii) which is not a NYL Adverse Party.

"Remediation" shall have the meaning set forth in the Environmental Indemnity.

"Rent Roll" shall have the meaning set forth in Section 4.18.

"Rents" shall have the meaning set forth in the Security Instrument.

"Replacement Management Agreement" shall mean, collectively, (a) a management agreement with a Qualified Manager or another Person acceptable to Lender providing for management fees not in excess of fees which are market fees for comparable managers of comparable properties in the same geographic area as the Property and otherwise substantially in the same form and substance as the Management Agreement or in form and substance reasonably acceptable to Lender and (b) a subordination of management agreement substantially in the form of the Manager's Subordination (or such other form as is acceptable to Lender), executed and delivered to Lender by Borrower and such Qualified Manager at Borrower's expense.

"Reserve Account" and "Reserve Accounts" shall have the meanings set forth in Section 3.1(a).

"Reserve Funds" shall mean the escrow or reserve funds established by this Agreement or the other Loan Documents.

"Restoration" shall have the meaning set forth in Section 7.8(b).

"Restoration Proceeds" shall have the meaning set forth in Section 7.7(a).

"Restoration Proceeds Reserve Account" shall have the meaning set forth in Section 3.1(a)

"Restoration Proceeds Threshold" shall have the meaning set forth in Section 7.8(a).

"Restricted Party" shall mean Borrower, SPE Equity Owner, Guarantor, and any shareholder, partner, member or non-member manager, and any direct or indirect legal or beneficial owner of Borrower, SPE Equity Owner, Guarantor, or any non-member manager.

"Rollover Reserve Account" shall have the meaning set forth in Section 3.1(a).

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"S&P" shall mean Standard & Poor's Ratings Services, a division of McGraw-Hill, Inc.

"Sale or Pledge" shall mean a voluntary or involuntary sale, conveyance, transfer, mortgage or pledge of a direct or indirect legal or beneficial interest.

"Sanctions" shall have the meaning set forth in Section 4.19.

"Secondary Market Conditions" shall have the meaning set forth in Section 10.1.

"Secondary Market Transaction" shall have the meaning set forth in Section 10.1.

"Security Instrument" shall mean that certain Open-End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing of even date herewith made by Borrower, as trustor, for the benefit of Lender, as beneficiary, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

"Single Purpose Entity" shall have the meaning set forth on Exhibit A.

"SPE Equity Owner" shall mean (a) the Single Purpose Entity that is the general partner of Borrower, if Borrower is a limited partnership or (b) the managing member of Borrower if Borrower is a limited liability company (other than an Acceptable Delaware LLC); provided that if Borrower is a corporation or Acceptable Delaware LLC no SPE Equity Owner shall be required.

"Special Member" shall have the meaning set forth on Exhibit A.

"Taking" shall have the meaning set forth in Section 7.7(a).

"Tax and Insurance Monthly Installment" shall have the meaning set forth in Section 3.2(a).

"Tax and Insurance Reserve Account" shall have the meaning set forth in Section 3.1(a).

"Taxes" shall have the meaning set forth in Section 3.2(a).

"Title Policy" shall mean the loan policy of title insurance insuring the lien of the Security Instrument issued to Lender on or around the Closing Date, in form and substance satisfactory to Lender.

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"Transfer" shall mean (x) any Sale or Pledge, encumbrance (including the imposition, grant, surrender, termination, cancellation, or material amendment or modification of any encumbrance), hypothecation, mortgage, granting of a security interest, any Lease, assignment, or Lien, whether by operation of law or otherwise, of, on or affecting (i) all or any portion of the Property or Rents; or (ii) any direct or indirect legal or beneficial interest in Borrower (including any profit interest or the issuance of any new direct or indirect Equity Interest in Borrower) or (y) any change in Control of Borrower. A Transfer shall include, but not be limited to: (a) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (b) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower's right, title and interest in and to any Leases or any Rents; (c) if a Restricted Party is a corporation, any divisional merger, merger, consolidation or Sale or Pledge of such corporation's stock or the creation or issuance of new stock; (d) if a Restricted Party is a limited or general partnership or joint venture, any divisional merger, merger, or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any partner (limited or general) or any profits or proceeds relating to such partnership interest, or the creation or issuance of new partnership interests (limited or general); (e) if a Restricted Party is a limited liability company, any division into multiple entities or series pursuant to Section 18-217 of the Delaware LLC Act, divisional merger, merger, or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of any membership interests of any member (whether a manager or not) or any profits or proceeds relating to such membership interest, or the creation or issuance of new membership interests; (f) if a Restricted Party is a trust or nominee trust, any divisional merger, merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; (g) the conversion of the Property to a condominium regime; or (h) the removal and/or replacement of the Independent Director without the notice required by Section 4.21.

"UCC" shall have the meaning set forth in the Security Instrument.

"Upstream Owner" means any Person having a direct or indirect legal, beneficial or other ownership interest in Borrower (e.g., if Borrower is a limited liability company, and one of Borrower's members is a limited partnership, whose partner is a corporation, then such limited partnership, corporation and the shareholders of such corporation would each be an Upstream Owner).

Section 1.2           Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word "including" shall mean "including, without limitation" unless the context shall indicate otherwise. Unless otherwise specified, the words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

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ARTICLE 2

THE LOAN

Section 2.1           The Loan. On the Closing Date, Lender shall advance to Borrower the Loan Amount. Any amount borrowed and repaid hereunder may not be reborrowed. Borrower's obligation to pay the Indebtedness is evidenced by this Agreement and by the Note and secured by the Security Instrument and the other Loan Documents to the extent provided therein.

Section 2.2           Interest Rate; Payments. The Indebtedness shall accrue interest at the rates and in the manner set forth in the Note. Borrower shall make payments of principal and interest at the times and in the manner set forth in the Note. All proceeds of payment, including any payment or recovery on the Property, shall be applied as provided in the Loan Documents; provided, however, that during any period in which an Event of Default has occurred and is continuing, all proceeds of payment, including any payment or recovery on the Property, shall be applied to the Indebtedness in such order and in such manner as Lender shall elect in Lender's discretion.

Section 2.3           Payment Procedure. In the event that electronic fund transfer debiting is established at Borrower's election for regularly scheduled payments under the Loan Documents, Borrower shall cooperate with Lender and provide such documentation as is required to effectuate such payments by electronic fund transfer debit transactions through the Automated Clearing House network. Once the payment authorization is established, the failure of the electronic funds transfer debit entry transaction to be timely completed, for whatever reason, other than Lender's failure to initiate the debit, shall not relieve Borrower of its obligations to make all payments required hereunder or under the other Loan Documents when due, and to comply with Borrower's other obligations under the Loan Documents.

ARTICLE 3

RESERVE ACCOUNTS

Section 3.1           Reserve Accounts Generally.

(a)           If required in accordance with the terms of this Agreement, Lender shall establish a "Tax and Insurance Reserve Account," (herein so called) for the purpose of holding the funds to be deposited by Borrower pursuant to Section 3.2; a "Restoration Proceeds Reserve Account" for the purpose of holding the funds to be deposited by Borrower pursuant to Section 7.7; and a "Tenant Improvements Reserve Account" for the purpose of holding the funds to be deposited by Borrower pursuant to Section 3.4. Additionally, in the event Borrower receives a lease termination or similar payment pursuant to any Lease, Lender shall establish a "Rollover Reserve Account" for the purpose of holding the funds to be deposited by Borrower pursuant to Section 5.7(e). Each of the Tax and Insurance Reserve Account, the Rollover Reserve Account, Restoration Proceeds Reserve Account, the Tenant Improvements Reserve Account and any other reserve account established pursuant to the terms of the Loan Documents, if applicable, is referred to herein individually as a "Reserve Account" and collectively as the "Reserve Accounts." Each Reserve Account shall be an account established by Lender, without any obligation for the payment of interest thereon, and shall not constitute a trust fund. Borrower hereby assigns and grants Lender a security interest in the Reserve Accounts (and all funds therein) as security for the payment and performance of the Obligations. The Reserve Accounts shall constitute additional security for the Loan. Lender shall have a perfected first security interest in the Reserve Accounts to secure payment of the Obligations. At Lender's option, funds deposited into a Reserve Account may be commingled with other money held by Lender or any servicer on behalf of Lender. The Reserve Accounts are subject to the sole dominion, control and discretion of Lender, its authorized agents or designees, subject to the terms hereof. Borrower shall not have the right to make any withdrawal from any Reserve Account, except as otherwise provided for herein. In the event Lender directs Borrower to make deposits to any Reserve Account established at any company or institution other than Lender, Borrower shall (i) execute an agreement with such institution providing for the control of the account by Lender; and (ii) deliver or cause to be delivered to Lender written confirmation of each deposit thereto within three (3) Business Days of the date such deposit is made.

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(b)           Notwithstanding anything to the contrary contained herein or in any other Loan Document, if an Event of Default then exists, (i) any amounts deposited into or remaining in any Reserve Account shall be for the account of Lender and may be withdrawn by Lender and applied to the Indebtedness in any manner as Lender may elect in Lender's sole discretion; and (ii) Borrower shall have no further right in respect of the Reserve Accounts.

(c)           Borrower shall pay for all expenses of opening and maintaining all of the Reserve Accounts.

Section 3.2           Tax and Insurance Reserve.

(a)           Beginning on the Closing Date and on each Payment Date thereafter, Borrower shall deposit with Lender the amount estimated by Lender to be one-twelfth (1/12) of the annual amount of all real estate, ad valorem and similar taxes on the Property or any part thereof ("Taxes") and insurance premiums for policies required pursuant to this Agreement (as is sufficient to pay the Taxes and insurance premiums thirty (30) days prior to their respective due dates) (collectively, the "Tax and Insurance Monthly Installment"). The Tax and Insurance Monthly Installment may include, at Lender's sole and absolute discretion, any Impositions that Borrower has failed to pay on a timely basis during the term of the Loan (the "Additional Imposition"). Such sums shall be held by Lender in the Tax and Insurance Reserve Account. Lender may re-calculate the Tax and Insurance Monthly Installment from time to time to assure that funds are reserved in sufficient amounts to enable the payment of the Taxes, Additional Impositions, and insurance premiums thirty (30) days prior to their respective due dates) and following notification of any such increase Borrower shall increase its Tax and Insurance Monthly Installment to such increased amount determined by Lender. If such amounts for the then current Fiscal Year or payment period are not ascertainable by Lender at the time a monthly deposit is required to be made, the Tax and Insurance Monthly Installment shall be Lender's estimate based on one-twelfth (1/12) of the aggregate Taxes, Additional Impositions, and insurance premiums for the prior Fiscal Year or payment period, with adjustments determined by Lender. As soon as Taxes, Additional Impositions, and insurance premiums are fixed for the then current Fiscal Year or period, the next ensuing Tax and Insurance Monthly Installment shall be adjusted to reflect any deficiency or surplus in prior Tax and Insurance Monthly Installments. Provided no Event of Default exists, Lender shall make payments of Taxes, Additional Impositions, and insurance premiums out of the Tax and Insurance Reserve Account before the same shall be delinquent to the extent that there are funds available in the Tax and Insurance Reserve Account and Lender has received appropriate documentation to establish the amount(s) due and the due date(s) as and when provided above. Lender will require an annual tax search of the Property by a tax search firm selected by Lender. Borrower shall pay Lender, within ten (10) days of demand, all charges, costs and expenses of every kind including each tax service search fee or charge incurred by Lender at any time or times during the term of the Loan in connection with obtaining evidence satisfactory to Lender that the payment of all Impositions is current and that there is no Imposition due and owing or which has become or given rise to a Lien on the Property or any part thereof or any appurtenance thereto. Borrower has paid to Lender at Closing $205.34, representing an estimated tax search fee for Lender's pre-closing tax search. If such fee is insufficient, Lender shall notify Borrower in writing, and Borrower shall pay the balance to Lender on the next Payment Date following such written notice.

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(b)           Notwithstanding the provisions of Section 3.1(a) and Section 3.2(a) above, provided no Default or Event of Default then exists, Lender agrees to conditionally waive the requirement that Borrower make deposits to the Tax and Insurance Reserve Account on the condition that: (i) Borrower pays all Impositions as they become due and before they become delinquent; (ii) Borrower pays all insurance premiums for policies required pursuant to this Agreement at least ten (10) days before the expiration date or lapse of such policies; (iii) Borrower promptly submits to Lender's Real Estate Investors Loan Administration Division official receipts evidencing the timely payment of such Impositions and insurance premiums; (iv) the property encumbered by the Mortgage (or any portion thereof) has not been conveyed or alienated by Borrower; and (v) the Debt Coverage Ratio is at least 1.10.

Section 3.3           Reserved

Section 3.4           Tenant Improvement Reserve. On the Closing Date, Borrower shall deposit with Lender $5,485,594.50 (the "Tenant Improvement Reserve Deposit"), as additional collateral for the payment and performance of the Obligations. Such sums shall be held by Lender in the Tenant Improvement Reserve Account. No interest on such funds shall be payable to Borrower, and such funds shall not be held in trust by Lender and may be commingled with Lender's other funds. Provided that no Event Default has occurred, upon written request from Borrower, Lender shall disburse the Tenant Improvement Reserve Deposit to Borrower, provided that Borrower delivers to Lender (i) a copy of Amazon's written demand for payment of the tenant improvement allowance pursuant to the Amazon Lease, (ii) evidence of completion and payment of the tenant improvement work in form reasonably satisfactory to Lender, including, without limitation, final lien waivers from the applicable contractors, and (iii) copies of all other documentation related to the tenant improvement work required to be delivered by Amazon under the Amazon Lease prior to disbursement of the tenant improvement allowance. Lender agrees to release the Tenant Improvement Reserve Deposit ten (10) Business Days following Lender's receipt of the items required to be provided by Borrower in (i), (ii) and (iii) above. Within five (5) Business Days following Borrower's receipt of the Tenant Improvement Reserve Deposit, Borrower shall provide to Lender evidence that such funds have been paid to Amazon in accordance with the Amazon Lease.

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Section 3.5           General Application of Funds in Reserve. Any funds remaining in any Reserve Account upon the maturity of the Loan or refinance of the Loan shall be available to Lender for debt retirement. If at such time as the principal balance of the Note and all accrued interest thereon and all other obligations secured by the Security Instrument have been paid and performed in full and all other obligations of Borrower under the Loan Documents and this Agreement have been paid and satisfied in full, there remains any undisbursed funds in any Reserve Account, Lender shall direct that such remaining funds be disbursed to Borrower.

Section 3.6           Interest on Reserve Accounts. Borrower shall not be entitled to any earnings or interest on funds deposited into the Reserve Accounts. Interest, if any, earned by such deposits will be and remain the property of Lender.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Borrower promises that each representation and warranty set forth below is and will be true, accurate and correct as of the date of this Agreement and as of the Closing Date.

Section 4.1           Organization. Borrower (a) is duly organized and validly existing in good standing under the laws of the state of its formation; (b) is duly qualified to do business in each jurisdiction in which the nature of its business or any of the Property makes such qualification necessary; (c) has the requisite power and authority to carry on its business as now being conducted; and (d) has the requisite power to execute and deliver, and perform its obligations under, the Loan Documents. Borrower is a "registered organization" within the meaning of the UCC in effect in the state where Borrower is organized. Each SPE Equity Owner, if any, (a) is duly organized and validly existing in good standing under the laws of the state of its formation; (b) is duly qualified to do business in each jurisdiction in which the nature of its business or any of the Property makes such qualification necessary; (c) has the requisite power and authority to carry on its business as now being conducted; and (d) has the requisite power to execute and deliver on behalf of Borrower, and cause Borrower to perform its obligations under, the Loan Documents.

Section 4.2           Authorization. The execution and delivery by Borrower of the Loan Documents, Borrower's performance of its obligations thereunder and the creation of the Liens provided for in the Loan Documents (a) have been duly authorized by all requisite action on the part of Borrower; (b) will not violate any provision of any applicable Legal Requirements; and (c) will not be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or result in the creation or imposition of any Lien (except in favor of Lender) of any nature whatsoever upon any of the property or assets of Borrower pursuant to, any indenture or agreement or instrument. Except for those obtained or filed on or prior to the Closing Date, Borrower is not required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any Governmental Authority in connection with or as a condition to the execution, delivery or performance of the Loan Documents. The Loan Documents to which Borrower is a party have been duly executed and delivered by Borrower.

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Section 4.3           Enforceability. The Loan Documents executed by Borrower are the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their terms, subject only to bankruptcy, insolvency and other limitations on creditors' rights generally and to equitable principles. Such Loan Documents are, as of the Closing Date, not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury.

Section 4.4           Litigation. Except for any actions, suits or proceedings disclosed to Lender listed on Exhibit F attached hereto, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to Borrower's Knowledge, threatened in writing, (A) in which Borrower, any SPE Equity Owner or Guarantor is a defendant, (B) in which Manager is a defendant, except to the extent such action, suit or proceeding is for less than $500,000 and is covered by insurance or (C) involving or concerning the Property.

Section 4.5           Full and Accurate Disclosure. All financial data, including, without limitation, the statements of cash flow and income and Operating Expenses, that have been delivered to Lender in respect of Borrower, Guarantor, and/or the Property (a) are true, complete and correct in all material respects; (b) accurately represent the financial condition of Borrower, Guarantor, and/or the Property, as applicable, as of the date of such reports; and (c) have been prepared in accordance with GAAP or the accrual form of Federal Income Tax basis (or such other method of accounting reasonably acceptable to Lender) throughout the periods covered, except as disclosed therein. No other statement of fact made by or on behalf of Borrower in the Loan Documents or in any other document or certificate delivered to Lender by Borrower contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no fact presently known to Borrower which has not been disclosed to Lender which has a Material Adverse Effect. Since the delivery of such data, except as otherwise disclosed in writing to Lender, there has been no material adverse change which has a Material Adverse Effect in the financial position of Borrower or the Property, or in the results of operations of Borrower or the Property. Borrower has not incurred any obligation or liability, contingent or otherwise, not reflected in such financial data which might have a Material Adverse Effect on its business operations or the Property.

Section 4.6           Compliance. To Borrower's Knowledge, Borrower, the Property and Borrower's intended use and operations thereof comply with all applicable Legal Requirements. All Permits necessary to use and operate the Property have been obtained or will be obtained when available, and all such Permits (excluding those that are not yet available) are in full force and effect.

Section 4.7           ERISA. Borrower represents, warrants, covenants and agrees that, from the Closing Date and until payment in full of the Indebtedness:

(a)           neither Borrower nor any entity that holds a direct or indirect interest in Borrower (a "Constituent Entity") is or shall be (i) an employee benefit plan within the meaning of Section 3(3) of ERISA regardless of whether such plan is actually subject to ERISA; (ii) a plan to which Internal Revenue Code Section 4975 applies; or (iii) an entity the underlying assets of which include Plan Assets by reason of a plan's investment in the entity (e.g., insurance company general or separate account; bank commingled fund);

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(b)           transactions by or with Borrower are not and will not be subject to any Legal Requirements regulating investments of and fiduciary obligations with respect to a Plan, regardless of whether such plan is actually subject to ERISA; and

(c)           any liability or obligation that Borrower (or any Constituent Entity) may have in respect of a Plan regardless of whether such plan is actually subject to ERISA has been and shall continue to be satisfied in full.

Section 4.8           Not Foreign Person. Borrower is not a "foreign person" within the meaning of § 1445(f)(3) of the Code.

Section 4.9           Investment Company Act. Borrower is not (a) an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended; or (b) subject to any other Legal Requirement or regulation which purports to restrict or regulate its ability to borrow money.

Section 4.10         Title to the Property; Liens. Borrower owns good, indefeasible, marketable and insurable fee simple title to all of the Property, free and clear of all Liens, other than the Permitted Encumbrances. The Permitted Encumbrances do not and will not have a Material Adverse Effect on (a) the ability of Borrower to pay in full all sums due under the Note or any of its other obligations under the Loan Documents in a timely manner or (b) the use of the Property for the uses contemplated herein, the operation of the Property for the uses contemplated herein or the value of the Property. The Security Instrument creates a valid and enforceable first Lien on the Property and a valid and enforceable first priority security interest in the personal property constituting part of the Property (the "Personal Property"), subject to no Liens other than the Permitted Encumbrances. On the Closing Date the schedule of Personal Property attached hereto as Exhibit D (the "Personal Property Schedule") is a true, accurate and complete listing of all Personal Property owned by Borrower. The Assignment of Leases creates a valid and enforceable first Lien on and a valid and enforceable first priority security interest in all of Borrower's interest in all Leases, subject to no Liens other than the Permitted Encumbrances. There are no defaults or past due amounts under any documents of record affecting the Property.

Section 4.11         Condemnation. No Taking has been commenced or, to Borrower's Knowledge, is threatened in writing with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

Section 4.12         Utilities and Public Access. The Property has adequate rights of access to public ways and is served by all utilities required for the current use thereof.

Section 4.13         Separate Lots. The Property is comprised of one or more parcels, each of which constitutes a separate tax lot and none of which constitutes a portion of any other tax lot.

Section 4.14         Assessments. There are no pending or, to Borrower's Knowledge, proposed special or other assessments for public improvements, PACE Liens, or otherwise affecting the Property, nor, to Borrower's Knowledge, are there any contemplated improvements to the Property that may result in such special or other assessments.

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Section 4.15         Flood Zone. Except as shown on the survey delivered to Lender in connection with the Loan, the Property is not located in a flood hazard area as designated by the Federal Emergency Management Agency.

Section 4.16         Physical Condition. Except as disclosed on Exhibit K attached hereto, to Borrower's Knowledge, the Property is free of material structural defects and all building systems contained therein are in good working order in all material respects subject to ordinary wear and tear.

Section 4.17         Title Insurance. The Property is covered by an American Land Title Association mortgagee's title insurance policy insuring the Security Instrument which has had all premiums paid in full by Borrower.

Section 4.18         Leases and Rents. (a) Borrower is the sole owner of the entire lessor's interest in the Leases; (b) the rent roll attached hereto as Exhibit E (the "Rent Roll") is true, complete and correct on and as of the date hereof; (c) there are no Leases now in effect except those set forth on the Rent Roll and Borrower has delivered to Lender true, correct and complete copies of all Leases (together with all modifications thereto) for any commercial space in the Property; (d) except as listed on Exhibit G: (i) none of the Rents have been collected for more than one (1) month in advance; (ii) except for the work being performed by Amazon as permitted pursuant to the Amazon Lease, the premises demised under the Leases have been completed and the tenants under the Leases have accepted and taken possession of the same on a rent-paying basis; (iii) to Borrower's Knowledge, there exists no offset or defense to the payment of any portion of the Rents; (iv) except as set forth on Exhibit J attached hereto, no Lease contains an option to purchase or right of first refusal to purchase or similar provision, (v) except as set forth on Exhibit J attached hereto, no Lease contains a building expansion right or any other similar provision; and (vi) to Borrower's Knowledge, there are no monetary defaults, material non-monetary defaults or events of default under any of the Leases; (e) no Person has any possessory interest in, or right to occupy, the Property except under and pursuant to a Lease; (f) reserved; (g) except as specifically set forth on the Rent Roll or any tenant estoppel delivered to Lender in connection with the closing of the Loan, no monetary concessions or inducements of any kind or nature have been given or promised to any tenant; (h) the Rent Roll reflects (i) an aggregate annual base rental income, actually payable by the applicable tenants and not reduced by any rent concessions, of not less than $9,691,217, which base rental income is exclusive of any additional rent, amortization of above-standard tenant improvements and/or other payments or reimbursements due to landlord from any tenant, (ii) the occupancy of at least 1,219,021 rentable square feet by tenants under written Leases and on a current, rent paying basis, and (iii) a minimum average annual rent actually payable of $7.95 net per rentable square foot, by tenants under written Leases and on a current, rent paying basis, provided, however, Lender acknowledges that pursuant to the Amazon Lease, Amazon is in its free rent abatement period which ends on October 31, 2024; and (i) each tenant is, to Borrower's Knowledge, free from bankruptcy, reorganization or arrangement proceedings or a general assignment for the benefit of creditors.

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Section 4.19         Compliance with Anti-Terrorism, Embargo, Sanctions and Anti-Money Laundering Laws. Neither the Loan, nor Borrower's use of the proceeds thereof, will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Borrower is and shall remain in compliance with the requirements of Executive Order 13224 of September 23, 2001 "Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism" (66 Fed. Reg. 49079 (2001)) (the "Order") and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury ("OFAC"), the United Nations Security Council and the European Union, and in any enabling legislation or other executive orders or regulations in respect thereof (the Order and such other rules regulations, legislation or orders are referred to hereinafter, collectively, as the "Orders"). Without limiting the generality of the foregoing, neither Borrower, nor any subsidiary or Affiliate of Borrower, nor any member, partner or shareholder or other beneficial owner of Borrower or of any such subsidiary, Affiliate, member, partner, shareholder or other beneficial owner (a) is listed on the Specially Designated Nationals and Blocked Persons List (the "Lists") maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders; (b) is or will become a "blocked person" described in Section 1 of the Order; (c) knowingly engages or will engage in any dealings or transactions, or is or will be otherwise associated, with any such blocked person; (d) is the subject of any sanctions administered or enforced by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, or Her Majesty's Treasury, or other relevant sanctions authority (collectively, "Sanctions") or (e) is located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions. No part of the proceeds of the Loan will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the Foreign Corrupt Practices Act of 1977, as amended. Neither the Loan, nor Borrower's use of the proceeds thereof, nor any funds invested in either the Property or Borrower, will violate the applicable anti-money laundering laws ("AML") and regulations, including without limitation, the USA Patriot Act of 2001. Borrower shall promptly notify Lender should Borrower become aware of any information which would render untrue any of the representations, warranties or covenants set forth in this Section 4.19.

Section 4.20         Organizational Chart. The organizational chart attached hereto as Exhibit B is true, complete and correct on and as of the date hereof. No Person other than those Persons shown on Exhibit B has a 25% or greater direct or indirect ownership interest in, or right of Control of, directly or indirectly, Borrower.

Section 4.21         Single Purpose Entity. Each of Borrower and any SPE Equity Owner has been since its formation, and will continue to be, a Single Purpose Entity. All of the assumptions made in any Insolvency Opinion are true and correct in all material respects. Borrower covenants and agrees that Borrower shall provide Lender with at least five (5) Business Days prior written notice prior to the removal of any Independent Director (provided, however, in the case of the death or legal incapacity of any Independent Director, Borrower shall provide the Lender, within five (5) Business Days after the date of such death or legal incapacity, written notice of the identity of the proposed replacement Independent Director, together with a certification that such replacement satisfies the requirements for an Independent Director set forth in this Agreement).

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Section 4.22         Management Agreement. Prior to the Closing Date, Borrower has delivered to Lender a true and complete copy of the Management Agreement. To Borrower's Knowledge, there are no defaults (after expiration of any applicable notice or cure periods) under the Management Agreement.

Section 4.23         Material Agreements. Borrower has not given or received any written notice of any defaults (after expiration of any applicable notice or cure periods) under any of the Material Agreements.

Section 4.24         Solvency; Fraudulent Conveyance. Borrower (a) has not entered into this Agreement or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) has received reasonably equivalent value in exchange for its obligations under the Loan Documents. The fair saleable value of Borrower's assets is and will, immediately following the execution and delivery of the Loan Documents, be greater than Borrower's total liabilities (including the maximum amounts of its subordinated, unliquidated, disputed, or contingent liabilities or its debts as such debts become absolute and matured). Borrower's assets do not and will not, immediately following the execution and delivery of the Loan Documents, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including, without limitation, contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amount to be payable on or in respect of obligations of Borrower). No petition under the Bankruptcy Code or similar state bankruptcy or insolvency law has been filed against Borrower, Guarantor or any Person that directly or indirectly Controls Borrower or Guarantor nor has Borrower, Guarantor or any Person that directly or indirectly Controls Borrower or Guarantor ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower, Guarantor nor any Person that directly or indirectly Controls Borrower or Guarantor are contemplating either the filing of a petition by it under the Bankruptcy Code or similar state bankruptcy or insolvency law or the liquidation of all or a major portion of Borrower's assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or such Persons listed on Exhibit B.

Section 4.25         Margin Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by applicable Legal Requirements.

Section 4.26         Insurance. Borrower has obtained and has delivered to Lender certificates of all insurance reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. To Borrower's actual knowledge, no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any such policy.

LOAN AGREEMENT	22	Loan No. 374-1407

Section 4.27         Use of Property. The Property shall be used exclusively for industrial warehouse purposes and other appurtenant and related uses.

Section 4.28         Boundaries. All of the Improvements included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances upon the Property encroach upon any of the Improvements.

Section 4.29         Survey. To Borrower's knowledge, the survey for the Property delivered to Lender in connection with this Agreement does not fail to reflect any material matter affecting the Property or the title thereto.

Section 4.30         Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Property to Borrower have been paid. All mortgage, mortgage recording, stamp, intangible and other similar taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Instrument, have been paid.

Section 4.31         Illegal Activity. No portion of the Property has been or will be purchased with proceeds of any illegal activity and to Borrower's Knowledge, there are no illegal activities or activities relating to any controlled substances at the Property.

Section 4.32         Taxes. Borrower has filed all federal, state, county, municipal, and city income and other tax returns required to have been filed by it (if any) and has paid all taxes and related liabilities which have become due pursuant to such returns (if any) or pursuant to any assessments received by it (if any). Borrower knows of no basis for any additional assessment in respect of any such taxes and related liabilities for prior years.

Section 4.33         Forfeiture. Neither Borrower nor any other Person in occupancy of or involved with the operation or use of the Property has committed any act or omission affording the federal government or any state or local government the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower's obligations under the Note, this Agreement or the other Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture.

Section 4.34         Principal Place of Business; State of Organization. Borrower's principal place of business as of the date hereof is the address set forth in Section 12.6 of this Agreement. Borrower is organized under the laws of the state noted in its signature block.

Section 4.35         No Default Under NYL Loans. Neither Borrower, Guarantor, nor any person or entity that is an Affiliate of either Borrower or Guarantor is a NYL Adverse Party.

Section 4.36         Bank Holding Company. Borrower is not a "bank holding company" or a direct or indirect subsidiary of a "bank holding company" as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

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Section 4.37         Labor Matters. To Borrower's Knowledge (a) no organized work stoppage or labor strike is pending or threatened by employees or other laborers at the Property and (b) neither Borrower nor Manager (solely with respect to its management of the Property) (i) is involved in or threatened with any labor dispute, grievance or litigation relating to labor matters involving any employees and other laborers at the Property, including violation of any federal, state or local labor, safety or employment laws (domestic or foreign) and/or charges of unfair labor practices or discrimination complaints; (ii) has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act that remains uncured; or (iii) is a party to, or bound by, any collective bargaining agreement or union contract with respect to employees and other laborers at the Property except as disclosed to Lender. No such collective bargaining agreement or union contract is currently being negotiated by Borrower or Manager or any of their respective Affiliates (provided that with respect to Manager and its Affiliates, the foregoing statement is limited to Borrower's Knowledge).

Section 4.38         Intellectual Property. The name for the Property used by Borrower in its marketing material is not a registered trademark. Borrower shall notify Lender in writing of any trademark used by Borrower in connection with the Property. Lender may make any filing, at Borrower's sole cost and expense, with the United States Patent and Trademark Office or otherwise in order to obtain and perfect a security interest in any such trademarks. To Borrower's Knowledge, there exists no claim by any Person that contests or questions Borrower's right to use all applicable patents, trademarks, copyrights, technology, know-how and processes necessary for the conduct of the business and the operation of the Property substantially in the manner as contemplated to be conducted and operated. To Borrower's Knowledge, there are no claims and there is no infringement of the rights of any Person, arising from the use of such patents, trademarks, copyrights, technology, know-how and processes by Borrower. To Borrower's Knowledge, there is no infringement by any third party on any rights of Borrower in any of its intellectual property. No name or logo used, by Borrower, in connection with the Property or any part thereof or business therein is a registered tradename or trademark, other than tradenames or trademarks registered by Borrower.

Section 4.39         Services. All streets, easements, utilities, and related services necessary for the operation of the Improvements for their intended purpose are available to the Land, including water, storm and sanitary sewers, electric, gas, telephone facilities, telecommunication services and garbage removal. All Permits, if any, which are necessary to tie into and use all such services have been obtained and all fees paid therefor.

Section 4.40         Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in this Article 4 and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

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ARTICLE 5

COVENANTS

Borrower covenants and agrees that, from the Closing Date and until payment in full of the Indebtedness:

Section 5.1           Compliance with Legal Requirements; Impositions and Other Claims; Contests.

(a)           Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, Permits and franchises necessary for the conduct of its business and comply in all respects with all applicable Legal Requirements, Contracts, Permits, and private covenants, conditions and restrictions that at any time apply to Borrower or the Property. Borrower shall notify Lender promptly of any written notice or order that Borrower receives from any Governmental Authority relating to Borrower's failure to comply with such applicable Legal Requirements.

(b)           Borrower shall promptly perform and observe, or cause to be performed and observed, all material terms, covenants and conditions of all instruments of record affecting the Property. Borrower shall do or cause to be done all things necessary to preserve intact and unimpaired all easements, appurtenances and other interests and rights in favor, or constituting any part, of the Property. Borrower shall not amend any instruments of record affecting the Property without Lender's prior written consent.

(c)           Except to the extent that Lender is obligated to pay Impositions and insurance premiums from the Tax and Insurance Reserve Account pursuant to the terms of Section 3.2 of this Agreement, Borrower shall pay all Impositions when due and payable, before any fine, penalty, interest or cost for the nonpayment thereof may be added thereto, and without any right of offset or credit against any interest or other amounts payable to Lender pursuant to this Agreement or the other Loan Documents. Mortgagor, upon request of Lender, will furnish to Lender within ten (10) days before the date when any Imposition would become delinquent, official receipts of the appropriate taxing authority, or other evidence reasonably satisfactory to Lender, evidencing the payment thereof.

(d)           Borrower shall do or cause to be done everything necessary so that the lien of the Security Instrument shall be fully preserved, at the sole cost of Borrower. Borrower shall discharge, pay or bond, or cause to be discharged, paid or bonded, from time to time when the same shall become due, all lawful claims and demands of mechanics, materialmen, laborers and others which, if unpaid, might result in, or permit the creation of, a lien on the Property or any part thereof, or on the revenues, rents, issues, income or profits arising therefrom.

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(e)           Provided no Event of Default has occurred and is continuing, Borrower may, at its expense, after prior notice to Lender, contest by appropriate proceedings conducted in good faith and with due diligence, the validity or application of any Legal Requirements, Imposition, or any claims of mechanics, materialperson, suppliers or vendors, and may withhold payment of the same pending such proceedings if permitted by law, as long as (i) in the case of any Impositions or claims of mechanics, materialperson, suppliers or vendors, such proceedings shall suspend the collection thereof from the Property; (ii) neither the Property nor any part thereof or interest therein will be sold, forfeited or lost if Borrower pays the amount or satisfies the condition being contested, and Borrower would have the opportunity to do so, in the event of Borrower's failure to prevail in such contest; (iii) Lender would not, by virtue of such permitted contest, be exposed to any risk of civil or criminal liability, and neither the Property nor any part thereof or any interest therein would be subject to the imposition of any Lien for which Borrower has not furnished additional security as provided in clause (v) below, as a result of the failure to comply with any Legal Requirement of such proceeding which would not be released if Borrower pays the amount or satisfies the condition being contested, and Borrower would have the opportunity to do so, in the event of Borrower's failure to prevail in the contest; (iv) such contest would not cause a breach of any of the terms or covenants of any Lease or other agreement on Borrower's part to be performed; and (v) Borrower shall have furnished to Lender additional security reasonably acceptable to Lender in respect of the claim being contested or the loss or damage that may result from Borrower's failure to prevail in such contest in such amount as may be reasonably requested by Lender. During any time Borrower is contesting any Impositions as aforesaid and as long as the conditions set forth in clauses (i) through (v) above continue to be satisfied, Lender shall not pay the contested Impositions from the Reserve Funds.

Section 5.2           Maintenance; Waste; Alterations. Borrower shall at all times keep the Property in good repair, working order and condition, except for reasonable wear and use. Borrower shall maintain the Improvements in a manner customary for similar property in the same vicinity as the Property. Without limiting the aforesaid, the Property shall be maintained in a manner customary for an industrial warehouse. Except with respect to tenant improvements in accordance with (i) a Lease that does not require Lender's approval under the terms of this Agreement or (ii) a Lease that has been expressly approved by Lender (as evidenced by Lender's written approval), Borrower shall not permit the Improvements, Equipment or Inventory to be removed or demolished or otherwise altered nor take any actions that might invalidate any insurance carried on the Property (provided, however, that Borrower may remove or demolish worn out or obsolete Improvements, Equipment and Inventory that are promptly replaced with Improvements, Equipment or Inventory, as applicable, of equivalent or greater value and functionality). Except with respect to tenant improvements in accordance with (i) a Lease that does not require Lender's approval under the terms of this Agreement or (ii) a Lease that has been expressly approved by Lender (as evidenced by Lender's written approval), Borrower may not, without Lender's approval, perform alterations to the Improvements and Equipment which (a) exceed $400,000 in any individual instance (not including (i) tenant improvement work performed pursuant to the terms of any Lease executed on or prior to the date hereof, (ii) alterations performed in connection with a Restoration, and (iii) work performed pursuant to Section 5.15); or (b) materially and adversely affects any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements; or (c) are not in the ordinary course of Borrower's business (such alterations described in clause (a), (b) or (c) "Material Alterations"). Borrower shall provide Lender with plans and specifications regarding the Material Alteration and permit Lender or any professional engaged by Lender for the Material Alteration to inspect the Property. Except with respect to tenant improvements in accordance with (i) a Lease that does not require Lender's approval under the terms of this Agreement or (ii) a Lease that has been expressly approved by Lender (as evidenced by Lender's written approval), Borrower shall not perform any Material Alteration unless approved in writing by Lender. Borrower shall reimburse Lender for all actual costs and expenses incurred by Lender, including the fees charged by any professional engaged by Lender in connection with any such Material Alteration. With respect to any Material Alteration, as a condition to Lender's approval, Lender may, at its option, (a) inspect the Material Alteration; (b) require Borrower to deliver evidence of payment for such Material Alteration and applicable lien waivers; and/or (c) require Borrower to deliver to Lender security for payment of the cost of such Material Alteration in an amount equal to one hundred percent (100%) of the cost of such Material Alteration, as estimated by Lender (or such other amount as may be approved by Lender). Upon completion of such Material Alteration in accordance with the terms hereof, such security shall be returned to Borrower provided no Event of Default then exists.

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Section 5.3           Access to Property and Records. Borrower shall permit agents, representatives and employees of Lender, at Borrower's expense, to inspect (a) the Property or any part thereof and (b) such books, records and accounts of Borrower and to make such copies or extracts thereof as Lender shall desire, at Borrower's expense, in each case during normal business hours as may be requested by Lender upon at least two (2) Business Days prior notice, subject to the rights of tenants under Leases.

Section 5.4           Management of Property.

(a)           From and after the Closing Date, the Property shall be managed at all times by the Manager pursuant to a Management Agreement, in both cases approved by Lender. In no event shall the management fees under the Management Agreement exceed three percent (3.00%) of the gross income derived from the Property; provided, however, upon written request from Borrower, Lender may consent to a greater management fee, which consent shall not be unreasonably withheld. Borrower shall diligently perform all terms and covenants of the Management Agreement. Borrower shall not (i) surrender, terminate, cancel, or modify the Management Agreement; (ii) enter into any other agreement relating to the management or operation of the Property with Manager or any other Person; (iii) consent to the assignment by Manager of its interest under the Management Agreement; or (iv) waive or release any of its rights and remedies under the Management Agreement, in each case, without the prior written consent of Lender. If at any time Lender consents to the appointment of a new manager, such new manager and Borrower shall, as a condition to Lender's consent, execute a subordination of management agreement in form and substance satisfactory to Lender. Borrower may from time to time appoint a successor manager to manage the Property, subject to Lender's prior written approval, provided that any successor manager selected hereunder by Borrower to serve as Manager shall be a Qualified Manager and shall assume management of the Property pursuant to a Replacement Management Agreement.

(b)           Lender may terminate and replace the Manager with an independent third-party property manager if (i) an Event of Default exists under the Loan Documents; (ii) the Manager is in material default of its obligations under the Management Agreement following applicable notice and cure periods, if any (and Borrower has not engaged a replacement Qualified Manager prior thereto); or (iii) if the Manager becomes insolvent or the subject of any bankruptcy proceeding not dismissed within ninety (90) days (and Borrower has not engaged a replacement Qualified Manager prior thereto).

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Section 5.5           Financial and Other Reporting.

(a)           Borrower shall use commercially reasonable efforts to comply and cause Manager to comply with the Annual Budget.

(b)           Borrower shall keep and maintain complete and accurate books and records of the earnings and expenses of the Property.

(c)           Borrower shall furnish to Lender, at its own expense, within one hundred twenty (120) days after the end of each Fiscal Year and within sixty (60) days after the end of each fiscal quarter of Borrower (except year-end), including the Fiscal Year and fiscal quarter during which the Loan is closed, annual or quarterly financial statements as applicable. The financial statements shall be prepared and certified by any officer or other authorized party of Borrower in accordance with the accrual form of Federal Income Tax basis. The annual and quarterly financial statements required hereunder shall include with respect to the Property: (i) a balance sheet; (ii) a statement of profit and loss; (iii) a detailed summary of operations, including, all rents and other income derived from and all operating and capital expenses paid or incurred in connection with the Property; and (iv) a certified rent roll and other pertinent information regarding the leasing as may be reasonably required by Lender.

(d)           In addition to such annual and quarterly financial statements, Borrower shall furnish to Lender within sixty (60) days after the end of each fiscal quarter, a leasing report for the prior quarter;

(e)           As to Guarantor, and without any expense to Lender, Borrower shall furnish, or cause to be furnished, to Lender within one hundred twenty (120) days after the end of each Fiscal Year and within sixty (60) days after the end of each fiscal quarter of Guarantor (except year-end), if any, including the Fiscal Year and quarter during which the Loan is closed, annual or quarterly financial statements, (as applicable), together with a certification from Guarantor and Borrower that Guarantor complies with the Financial Covenants, with the quarterly statements prepared and certified by any officer or other authorized party of Guarantor and, if Guarantor receives audited statements, such audited statements shall be promptly provided to Lender.

(f)           Within sixty (60) days after the end of each fiscal quarter of Borrower and one hundred twenty (120) days after the end of each Fiscal Year, Borrower shall deliver to Lender a certification executed by an officer of Borrower certifying to Lender that, as of such date, Borrower complies with the provisions of Section 4.21 of this Agreement.

(g)           Lender or its representatives shall have the right to examine and make copies of all books and records and all supporting vouchers and data related to the Property. Such examination may occur at the Property or at Borrower's principal place of business during normal business hours upon at least two (2) Business Days' notice, and shall be at Borrower's sole cost and expense.

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(h)           Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing involving Borrower.

(i)           For the partial year period commencing on the Closing Date, and for each Fiscal Year thereafter, Borrower shall submit to Lender not later than sixty (60) days prior to the commencement of such period or Fiscal Year an Annual Budget for the Property, which such Annual Budget shall include all planned capital expenditures, projected income and projected Operating Expenses, for the Property prepared by Borrower for the upcoming Fiscal Year.

(j)           reserved.

(k)           Borrower shall furnish to Lender, within ten (10) Business Days after request, such further information with respect to Borrower and the operation of the Property as may be reasonably requested by Lender (including all business plans prepared for Borrower and for the operation of the Property and copies of annual tax returns prepared for Guarantor).

(l)           Borrower shall furnish to Lender, within ten (10) Business Days after reasonable request, such certifications or other evidence that the representations and warranties set forth in Section 4.7, Section 4.19 and Section 4.21 are true and correct in all material respects as of the date of such certification.

Section 5.6           Place of Business; State of Organization. Borrower shall not change (a) its chief executive office or its principal place of business or place where its books and records are kept or (b) the jurisdiction in which it is organized, in each case without giving Lender at least thirty (30) days' prior written notice thereof and promptly providing Lender such information as Lender may reasonably request in connection therewith.

Section 5.7           Leases.

(a)           Borrower shall (i) observe and perform all of the obligations imposed upon the lessor under the Leases; (ii) promptly send copies to Lender of all notices of default that Borrower shall send or receive under any Lease; (iii) promptly notify Lender of any tenant under a Lease at the Property which has vacated or ceased operating, or has given Borrower written notice of its intention to vacate or cease operating the premises (or any portion thereof) leased to such tenant pursuant to the applicable Lease; (iv) enforce the material terms, covenants and conditions in the Leases to be observed by tenants in accordance with commercially reasonable practices for properties similar to the Property; and (v)  obtain the prior written approval of Lender for any Lease, any amendment thereto, assignment thereof, or subletting thereunder (unless approval for such assignment or subletting is not required pursuant to the express terms of such Lease).

(b)           Borrower (i) shall furnish to Lender, upon written request from time to time, a copy of each Lease and (ii) shall use commercially reasonable efforts to furnish to Lender, upon written request from time to time, an estoppel certificate from the tenant under each Lease (provided that, unless an Event of Default has occurred within the applicable calendar year or a material default has occurred under the applicable Lease, Borrower shall not be required to deliver such certificates more frequently than once in any calendar year).

LOAN AGREEMENT	29	Loan No. 374-1407

(c)           All proposed Leases (including modifications thereof) require Lender's prior written approval at Borrower's expense (including legal fees and expenses) prior to execution thereof. Notwithstanding anything to the contrary provided in this Agreement, Borrower shall have the right to request any lease approval by electronic means as the method of delivery of said request to the email address provided in Section 12.6. Borrower shall promptly deliver to Lender a copy of each Lease (other than a residential lease) entered into after the Closing Date within five (5) Business Days after such Lease is fully executed, together with written certification from Borrower confirming that (y) the copy delivered is a true, complete and correct copy of such Lease and (z) Borrower has satisfied all conditions of this Section 5.7.

With respect to any proposed new Lease or amendment of an existing Lease requiring Lender approval, if, within seven (7) Business Days after Lender's receipt of Borrower's written request for such approval stating: "TIME SENSITIVE RESPONSE REQUIRED WITHIN 7 BUSINESS DAYS AFTER RECEIPT OR DEEMED APPROVAL MAY OCCUR", together with the following: (i) a true and complete copy of the proposed final new Lease or amendment, as the case may be, including any exhibits and side agreements relating thereto, (ii) for new Leases only, if the Lease is prepared based on Borrower's standard form, a blackline showing differences from that form, (iii) to the extent a letter of intent was not previously provided to Lender, a lease summary describing in reasonable detail all material terms if such a summary has been prepared, and (iv) to the extent provided by tenant to Borrower, tenant financial statements or credit reports (collectively, the "Lease Approval Package"), Lender does not approve or disapprove such new Lease (disapproval to include reasons), Borrower may deliver a second notice to Lender, together with a second Lease Approval Package, stating: "PURSUANT TO THE TERMS OF THE LOAN DOCUMENTS FOR LOAN NUMBER 374-1407 DATED AUGUST 14, 2024, LENDER HAS FAILED TO RESPOND TO THE REQUEST FOR APPROVAL OF A NEW LEASE OR AMENDMENT. FAILURE OF LENDER TO RESPOND TO BORROWER'S REQUEST FOR SUCH APPROVAL WITHIN 3 BUSINESS DAYS AFTER RECEIPT OF THIS SECOND NOTICE SHALL BE DEEMED TO BE LENDER'S APPROVAL OF SUCH NEW LEASE". If Lender fails to approve or disapprove (which such disapproval shall include reasons) of such new Lease or amendment, as the case may be, within three (3) Business Days after Lender's receipt of said second notice and second Lease Approval Package, such new Lease or amendment shall be deemed approved by Lender.

(d)           Borrower shall not:

(i)           sell, assign, transfer, mortgage, pledge or otherwise dispose of or encumber, whether by merger, consolidation, operation of law or otherwise, any Lease or any Rents to anyone other than Lender until the Indebtedness is paid in full;

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(ii)            receive or collect, or permit the receipt or collection of any Rents under the Leases more than one (1) month in advance (except that Borrower may collect in advance such security deposits as are permitted pursuant to applicable Legal Requirements and are commercially reasonable in the prevailing market);

(iii)           enter into, modify, or amend any Lease;

(iv)           cancel, terminate or accept a surrender or suffer or permit any cancellation, termination or surrender of any Lease or any guaranty of any Lease; provided, however, that Borrower may terminate any such Lease if the lessee thereunder is in material default of such Lease;

(v)            commence any summary proceeding or other action to recover possession of any space demised pursuant to any Lease, other than a proceeding brought in good faith by reason of a default of any lessee of which, except with respect to residential Leases, Borrower has provided written notice to Lender;

(vi)           take any other action with respect to any Lease which would likely impair the security of Lender pursuant to the Security Instrument or the Assignment of Leases;

(vii)          execute any agreement or instrument or create or permit a lien which may be or become superior to any Lease;

(viii)         suffer or permit to occur any release of liability of any lessee or the accrual of any right in any lessee to withhold payment of any Rent;

(ix)            alter, modify or change the terms of any guaranty of any Lease or consent to the release of any party thereto;

(x)             request, consent, agree to, or accept, the subordination of any Lease to any mortgage (other than the Security Instrument) or other encumbrance now or hereafter affecting the Property; or

(xi)            consent to the assignment of any Lease or any subletting of the Property demised pursuant to any Lease unless Borrower is required to consent as a result of the satisfaction of certain objective conditions contained therein.

(e)           Within two (2) Business Days after Borrower receives a lease termination or similar payment pursuant to any Lease, Borrower shall deliver such payment to Lender, which sums shall be held in the Rollover Reserve Account. All sums in the Rollover Reserve Account shall be used only to pay tenant improvement expenses and leasing commissions approved by Lender that Borrower incurred in connection with replacing the tenant at the Property that made the related lease termination payment pursuant to a replacement Lease entered into in accordance with this Agreement. Provided no Event of Default then exists, any portion of such lease termination payment remaining after application of the same pursuant to this Section 5.7(e) shall be returned to Borrower.

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(f)            Any letter of credit or other instrument in the amount of $250,000 or more that Borrower receives in lieu of a cash security deposit under any Lease shall upon Lender's written request, if permitted pursuant to applicable Legal Requirements, name Lender as payee or mortgagee thereunder (or, at Lender's option, be fully assigned to and held by Lender).

(g)           Notwithstanding anything to the contrary contained herein, in no event shall Borrower enter into any Lease which contains a purchase option or right of first refusal to purchase any Property or portion thereof unless Lender expressly consents in writing to such purchase option or right of first refusal to purchase in its sole and absolute discretion.

(h)           Prior to the Closing Date, Borrower shall deliver to Lender, for Lender's review and approval, Borrower's form of Lease.

(i)            Borrower shall pay to Lender all of Lender's reasonable legal expenses associated with, a Borrower review or consent request related to a Lease or any subordination, non-disturbance and attornment agreement.

Section 5.8            Zoning; Joint Assessment. Borrower shall not materially change the Property's use or initiate, join in or consent to any (a) change in any private restrictive covenant, zoning ordinance or other public or private restrictions limiting or defining the Property's uses or any part thereof (including filing a declaration of condominium, map or any other document having the effect of subjecting the Property to the condominium or cooperative form of ownership) or (b) joint assessment of the Property with any other real or personal property.

Section 5.9            Estoppel Statement. After request by Lender, Borrower shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the amount of the original principal amount of the Note; (ii) the Principal Indebtedness; (iii) the Interest Rate of the Note; (iv) the date installments of interest and/or principal were last paid; (v) any offsets or defenses to the payment of the Indebtedness; (vi) that the Note, this Agreement, the Security Instrument and the other Loan Documents are valid, legal and binding obligations of Borrower and Guarantor and have not been modified or if modified, giving particulars of such modification; and (vii) stating whether or not, to Borrower's Knowledge, any Event of Default has occurred, and, if so, specifying each such Event of Default.

Section 5.10         ERISA.

(a)           Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights hereunder or under the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

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(b)           Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender, that (i) Borrower is not an "employee benefit plan" as defined in Section 3(3) of ERISA, or other retirement arrangement, which is subject to Title I of ERISA or Section 4975 of the Internal Revenue Code, or a "governmental plan" within the meaning of Section 3(32) of ERISA; (ii) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (iii) one or more of the following circumstances is true:

(i)             Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. § 2510.3 101(b)(2);

(ii)            Less than 25 percent of each outstanding class of equity interests in Borrower are held by "benefit plan investors" within the meaning of 29 C.F.R. § 2510.3 101(f)(2); or

(iii)           Borrower qualifies as an "operating company" or a "real estate operating company" within the meaning of 29 C.F.R § 2510.3 101(c) or (e) or an investment company registered under The Investment Company Act of 1940, as amended.

Section 5.11          Material Agreements.

(a)           Borrower shall (i) promptly perform and/or observe all of the covenants and agreements required to be performed and observed by it under each Material Agreement to which it is a party; (ii) promptly notify Lender in writing of the giving or receipt of any written notice of any default by any party under any Material Agreement of which it is aware; and (iii) promptly enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by the other party under each Material Agreement to which it is a party in a commercially reasonable manner.

(b)            Borrower shall not, without Lender's prior written consent: (i) enter into, surrender or terminate any Material Agreement to which it is a party (unless the other party thereto is in default thereunder and the termination of such agreement would be commercially reasonable); (ii) increase or consent to the increase of the amount of any charges under any Material Agreement to which it is a party, except as provided therein or on an arm's-length basis and commercially reasonable terms; or (iii) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under any Material Agreement to which it is a party in any material adverse respect. The foregoing shall not be deemed to limit any approval or consent rights Lender may have under any other provision of this Agreement or under any of the other Loan Documents with respect to or otherwise relating to contracts or agreements that do not constitute Material Agreements.

Section 5.12          Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt owed to Borrower by any Person, except for adequate consideration and in the ordinary course of such Borrower's business.

Section 5.13          Affiliate Transactions. Borrower shall not enter into, nor be a party to, any transaction with an Affiliate of Borrower or any member of Borrower except in the ordinary course of business and on terms which are fully disclosed to Lender and are substantially similar to Borrower, such Affiliate or such member(s) than would be obtained in a comparable arm's length transaction with an unrelated third party.

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Section 5.14         Loans to Members, Etc. Borrower shall not make any loan to any employee or Affiliate of Borrower, except for business travel, out-of-pocket incidental personal business expenses and similar advances in the ordinary course of business.

Section 5.15         O&M Plan.

(a)           In the event that an operations and maintenance plan is in the future required for the Property or recommended in any of the environmental reports delivered to Lender prior to the Closing Date (each such operations and maintenance plan, as the same may be amended, replaced, supplemented or otherwise modified from time to time, an "O&M Plan"), Borrower shall maintain such O&M Plan in effect until the Indebtedness shall have been paid in full and shall diligently and continually carry out (or cause to be carried out) the provisions thereof. Without limiting the generality of the preceding sentence, Lender may require in connection with such O&M Plan (and Borrower shall promptly provide or cause to be provided to Lender at Borrower's sole cost and expense) (i) periodic notices or reports regarding the O&M Plan to Lender in form, substance and at such intervals as Lender may reasonably specify; (ii) an amendment to such O&M Plan to address changing circumstances, laws or other matters; (iii) supplemental examination of the Property covered by the O&M Plan to the extent Lender believes the circumstances require such examination, which examination shall be conducted at such reasonable times and by consultants specified by Lender and reasonably acceptable to Borrower; and (iv) variation of the O&M Plan to the extent reasonably required in response to the reports provided by any such consultants. Compliance with the O&M Plan by Borrower shall require or be deemed to require, without limitation, the proper preparation and maintenance of all records, papers and forms required under applicable requirements of Environmental Laws.

(b)           Borrower shall not, without Lender's prior written consent, amend, modify, supplement or terminate, or consent to or suffer the amendment, modification, supplementation or termination of any O&M Plan (if any).

Section 5.16         Reserved.

Section 5.17         OFAC. Borrower shall remain in compliance with the Order and other similar requirements contained in the rules and regulations of OFAC and in any Orders. In addition, Borrower:

(a)           will not become owned or controlled by, nor knowingly act for or on behalf of, any person or entity on the Lists or any other person or entity that has been determined by competent authority to be subject to the prohibitions contained in the Orders;

(b)           will not knowingly engage in any dealings or transactions or be otherwise associated with such persons or entities on the Lists or that has been determined by competent authority to be subject to the prohibitions contained in the Orders; and

(c)           agrees to cooperate with Lender in providing such additional information and documentation on Borrower's legal or beneficial ownership (excluding the identity of any shareholder of a publicly traded company), policies, procedures and sources of funds as Lender deems reasonably necessary or prudent solely to enable it to comply with Orders or anti-money laundering laws as now in existence or hereafter amended.

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Section 5.18         Permits. All Permits necessary to use and operate the Property shall be obtained such that no default (beyond any applicable grace or notice periods) shall occur under any Lease and all such Permits shall thereafter be in full force and effect.

Section 5.19         Single Purpose Entity. Each of Borrower and any SPE Equity Owner will continue to be a Single Purpose Entity. Borrower covenants and agrees that Borrower shall provide Lender with at least five (5) Business Days prior written notice prior to the removal of any Independent Director (provided, however, in the case of the death or legal incapacity of any Independent Director, Borrower shall provide the Lender, within five (5) Business Days after the date of such death or legal incapacity, written notice of the identity of the proposed replacement Independent Director, together with a certification that such replacement satisfies the requirements for an Independent Director set forth in this Agreement).

Section 5.20         Clearing Account Agreement. Within five (5) Business Days following the date of this Agreement, Borrower shall deliver to Lender the Clearing Account Agreement executed by Bank of America, N.A. and otherwise in the same form as approved by Lender prior to the of this Agreement.

Section 5.21         Wetlands Obligations. Borrower shall (i) comply with all of the terms applicable to Borrower of that certain (a) Water Obstruction and Encroachment Permit, Permit No: E2203220-025, (b) PAG-02 Authorization to Discharge Under the National Pollutant Discharge Elimination System (NPDES) General Permit for Discharges of Stormwater Associated with Construction Activities NPDES, Permit No: PAC220242 A-2, (c) Consent Order and Agreement by and between the Commonwealth of Pennsylvania, Department of Environmental Protection, Core5 Industrial Partners LLC, and John W. Gleim Jr., Inc., dated as of November 21, 2023, and (d) Department of the Army Permit, Permit No: NAB-2019-00477-P12 ((i)(a) through (i)(d), collectively, the "Wetlands Permits"), (ii) comply with all of the terms applicable to Borrower of that certain (a) Declaration of Restrictive Covenants for Conservation, by and among Core5 at Lytle Farms, LLC, Core5 at Lytle Farms Lot 1A, LLC, and C5LC at Middletown, LLC, dated as of December 13, 2021 and recorded on December 14, 2021 as Instrument No. 20210044088 in the Recorder of Deeds Office of Dauphin County, (b) Operation and Maintenance (O&M) Agreement Stormwater Management Best Management Practices (SWM BMPs) by and between C5LC at Middletown, LLC and Londonderry Township, dated as of September 7, 2021 and recorded on September 21, 2021 as Instrument No. 20210033030 in the Recorder of Deeds Office of Dauphin County, and (c) Temporary Access Easement Agreement by and between EQRT 3327 Harrisburg, L.P. and Core5 Industrial Partners LLC dated on or about the date hereof and as approved by Lender ((ii)(a) through (ii)(c), together, the "Wetlands Instruments"), and (iii) in the event of any exercise of remedies by Lender under the Loan Documents during the continuance of an Event of Default or any deed in lieu of foreclosure thereof, Borrower shall satisfy all actions applicable to Borrower as may be necessary to ensure the transfer of the Wetlands Permits to Lender or Lender's nominee or any other successor owner of the Property following a foreclosure of the Mortgage or deed in lieu thereof and the continuation of the benefits of the Wetlands Instruments ((i), (ii) and (iii), collectively, the "Wetlands Obligations").

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Section 5.22         Amazon SNDA. Within ten (10) Business Days following the date of this Agreement, Borrower shall deliver to Lender an executed subordination, non-disturbance and attornment agreement pertaining to the Amazon Lease executed by Amazon and Borrower, which agreement shall be in form reasonably satisfactory to Lender.

Section 5.23         Updated Zoning Report.  Within thirty (30) days following the Closing Date, Borrower shall provide to Lender a completed zoning report from The Planning & Zoning Resource Company, in the form reviewed and approved by Lender prior to the Closing Date and attaching a current zoning letter and any building, zoning and fire code violations for the Property (the  “Updated Zoning Report”), which 30-day period shall be extended for one additional period of thirty (30) days if Borrower has requested and is diligently and expeditiously proceeding to obtain such Updated Zoning Report.  In the event the Updated Zoning Report reflects open building, zoning or fire code violations, Borrower shall within sixty (60) days following receipt of the Updated Zoning Report (i) cause such open violations to be cured and cleared with the applicable municipality, and (ii) provide to Lender evidence acceptable to Lender that such violations have been cured and cleared with the applicable governmental authority.

ARTICLE 6

TRANSFERS AND CHANGE OF BUSINESS

Borrower covenants and agrees that, from the Closing Date and until payment in full of the Indebtedness:

Section 6.1            Transfer. Borrower shall not allow any Transfer to occur other than the following Transfers (each, a "Permitted Transfer"):

(a)           Permitted Encumbrances.

(b)           Leases or agreements which have been approved by Lender in accordance with Section 5.7 or do not require Lender's approval under Section 5.7.

(c)           Any Transfer of shares in a Person that is a publicly traded entity.

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(d)           Transfers of direct or indirect Equity Interests in Borrower to any Person provided that (i) except with respect to Transfers of direct or indirect interests in EQT Exeter Real Estate Income Trust, Inc., a Maryland corporation ("REIT"), no Event of Default then exists; (ii) Guarantor continues to own, after said Transfer and during the term of the Loan, at least fifty-one percent (51%) of the total direct or indirect legal or beneficial ownership interests in Borrower; (iii) REIT and/or EQT Exeter Holdings US, Inc. continue to own, after said Transfer and during the term of the Loan, in the aggregate at least fifty-one percent (51%) of the direct and indirect interests in Guarantor and at least fifty-one percent (51%) of the direct and indirect interests in Borrower; (iv) EQT AB (publ) continues to own, after said Transfer and during the term of the Loan, 100% of the direct and indirect interests in EQT Exeter Holdings US, Inc; (v) the day-to-day management and decision making Control of Borrower continues after said Transfer and during the Loan term to be exercised by Guarantor, and Guarantor continues to be solely Controlled (which may be by virtue of an advisory agreement approved in writing by Lender) by Exeter Property Group, LLC, and Exeter Property Group, LLC continues to be Controlled, directly or indirectly, by EQT AB (publ) or a fund manager consented to by Lender in writing; (vi) except with respect to Transfers of direct or indirect interests in REIT, if any such Transfer shall result in any single investor in Borrower, alone or together with its Affiliates, (A) that is a non-US Person, owning ten percent (10%) or more of the direct or indirect ownership interests of Borrower (if it had not, prior to said transfer, owned (directly or indirectly) at least a ten percent (10%) ownership interest in Borrower) or (B) that is a US Person (i.e. any Person that is not a non-US Person), owning twenty-five percent (25%) or more of the direct or indirect ownership interests of Borrower (if it had not, prior to said Transfer, owned (directly or indirectly) at least a twenty-five percent (25%) ownership interest in Borrower), Borrower has provided ten (10) Business Days prior written notice of such transfer and Lender has confirmed, prior to said Transfer, that said transferee satisfies Lender's "know your customer", anti-money laundering and OFAC background requirements (and to the extent said transferee does not satisfy said requirements, said Transfer shall not be a Permitted Transfer); (ix) at the time of the Transfer, Borrower is deemed to have remade the representations and warranties set forth in Section 4.7, Section 4.19 and Section 4.21 of this Agreement; (x) except with respect to Transfers of direct or indirect interests in REIT, within ten (10) days after any Transfer that either necessitates a change to the organizational chart (based upon the form organizational chart attached hereto as Exhibit B) or results in any non-US Person owning a ten percent (10%) or greater direct or indirect interest in Borrower or any Person owning a twenty-five percent (25%) or greater direct or indirect interest in Borrower, Borrower provides Lender with a certification of compliance with the requirements set forth in this Subsection and an updated organizational chart, which accurately and completely represents the direct and indirect ownership of each non-US Person owning a 10% or greater direct or indirect interest in Borrower, each Upstream Owner owning a twenty-five percent (25%) or greater direct or indirect interest in Borrower and each Person Controlling (directly or indirectly) Borrower, including the percentage ownership interest of each such direct and indirect Upstream Owner and its jurisdiction of organization; and (xi) except with respect to Transfers of direct or indirect interests in REIT, Borrower pays to Lender all out-of-pocket costs and expenses actually incurred by Lender (including actual out-of-pocket outside counsel legal fees) in connection with any such Transfer within thirty (30) days after receipt of demand for payment.

Section 6.2           Additional Permitted Property Transfer.

(a)           Notwithstanding the restrictions on Transfers set forth in Section 6.1 provided no Default or Event of Default then exists, from and after September 1, 2025 but prior to September 1, 2028, Lender agrees to allow Borrower to Transfer all of the Property (a "Section 6.2 Transfer") one time, and one time only, provided that Lender receives at least forty-five (45) days prior written notice of the proposed Transfer together with the Required Documentation and the payment to Lender of a non-refundable processing fee of $25,000, which processing fee shall be non-refundable, and that at the time of the Section 6.2 Transfer (or earlier if specified below) each of the following requirements has been satisfied:

(i)             Lender is paid a fee equal to 0.75% of the then outstanding Principal Indebtedness (the "Permitted Transfer Fee");

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(ii)            the New Guarantor (as defined below) has a minimum net worth and liquidity reasonably acceptable to Lender;

(iii)           the Debt Yield for the trailing twelve (12) month period is not less than 11.0%;

(iv)           The loan to value ratio shall be no more than 55% based upon the then "stabilized" value of the Property as determined by an Appraisal obtained by Lender, at Borrower's cost, dated not more than ninety (90) days prior to such calculation date. Notwithstanding anything in any of the Loan Documents to the contrary, Borrower shall have the right to partially prepay the Loan in order to satisfy the Debt Yield test set forth in clause (iii) above and/or the loan to value ratio set forth in this clause (iv) provided that (A) the partial prepayment is made simultaneously with the Section 6.2 Transfer; (B) the amount of the partial prepayment is the minimum prepayment amount that is required to satisfy the transfer requirements set forth in clauses (iii) and (iv) of this Section relating to the Debt Yield and loan to value; and (C) Borrower pays the required Prepayment Fee with respect to the amount prepaid;

(v)            The proposed transferee and/or its principal(s) has experience, reasonably acceptable to Lender, in owning and operating properties similar to the Property;

(vi)           The proposed transferee shall be a Qualified Investor and a Single Purpose Entity;

(vii)          The proposed transferee executes and/or delivers or causes to be executed and/or delivered the following:

(i)	an assumption and amendment agreement (prepared by Lender, at Borrower's expense) in form and content acceptable to Lender, whereby the proposed transferee, among other things, assumes all obligations of Borrower under the Loan Documents, and represents and warrants substantially equivalent matters to those set forth in the Loan Documents relating to compliance with Section 4.7, Section 4.19 and Section 4.21 of this Agreement;

(ii)	opinions from counsel(s) reasonably acceptable to Lender, with respect to (1) due execution, authority and good standing of the proposed transferee and replacement guarantor(s); (2) enforceability of all of the assumption documents (including any replacement guaranties and indemnities); and (3) other matters as reasonably requested by Lender; which opinions shall all be reasonably satisfactory to Lender;

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(iii)	other evidence of proper corporate (or other appropriate) authority of the proposed transferee and replacement guarantors;

(iv)	UCC, tax lien, litigation and bankruptcy searches designated by Lender concerning the proposed transferee and replacement guarantors;

(v)	an endorsement to Lender's Title Policy or a new title policy (1) updating the effective date to the date of the Section 6.2 Transfer; (2) evidencing no title exceptions except for the Permitted Encumbrances; (3) with respect to a Section 6.2 Transfer, reflecting the proposed transferee as the title holder; and (4) otherwise in form and substance acceptable to Lender;

(vi)	with respect to a Section 6.2 Transfer, new and amended financing statements (which shall be filed in the appropriate offices);

(vii)	the proposed transferee's certification of its legal name, type of organization, federal tax identification number, place of business, or if the proposed transferee has more than one place of business, its chief executive office, its mailing address and its organizational identification number or certification that it does not have an organizational identification number;

(viii)	a chart (the "Transferee Organizational Chart"), which accurately and completely represents the direct and indirect ownership of the proposed transferee, including the percentage ownership interest of each direct and indirect owner, together with the proposed transferee's representation and warranty to such effect; each indirect owner of the proposed transferee not specifically named on the Transferee Organizational Chart, if any, together with the Affiliates of such indirect owner, may not own more than a twenty percent (20%) interest in the proposed transferee and may not control the proposed transferee and the proposed transferee shall so represent and warrant; and

(ix)	any other documentation concerning the proposed transfer that Lender reasonably requests.

(viii)         A guaranty of recourse obligations and an environmental indemnity agreement and all other Loan Documents, if any, to which Guarantor is a party which shall be substantially similar to the original guarantees and indemnities dated as of the Closing Date (as modified to be in Lender's then current form so long as such modifications do not increase Guarantor's obligations or decrease Guarantor's rights) are executed by one or more of the proposed transferee's partner(s), member(s), shareholder(s), principal(s) or other Person affiliated with the proposed transferee as shall be approved by Lender in Lender's reasonable discretion (including, without limitation, having a net worth acceptable to Lender) (the "New Guarantor", which upon a transfer pursuant to this Section shall be deemed a Guarantor);

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(ix)            Neither the proposed transferee, nor any of its constituent entities is a NYL Adverse Party;

(x)             transferee provides to Lender an opinion of counsel from counsel acceptable to Lender, with respect to the substantive non-consolidation of transferee and its constituent entities (partners, members or shareholders), which opinion shall be satisfactory to Lender;

(xi)            The Property shall be managed by a Qualified Manager following the Section 6.2 Transfer; and

(xii)           All costs and expenses incurred by Lender (including reasonable legal fees) in connection with the Section 6.2 Transfer are paid by Borrower or such transferee.

(b)           Upon a Section 6.2 Transfer (and satisfaction of the conditions set forth in this Section 6.4), Lender will release Borrower from liability under the Loan Documents (excluding the Environmental Indemnity) and will release Guarantor from liability under the Guaranty of Recourse Obligations, except for any obligation or liability arising or accruing prior to the Section 6.2 Transfer date and except for any obligation or liability that arises or accrues from events that occurred prior to the Section 6.2 Transfer date. In addition, Lender will release Borrower and Guarantor from any liability under the Environmental Indemnity, except for any obligation or liability arising or accruing prior to the Section 6.2 Transfer date and except for any obligation or liability that arises or accrues from events that occurred prior to the Section 6.2 Transfer date, upon Borrower's delivery to Lender, at Borrower's expense, no sooner than twelve (12) months following the transfer date, of a current Phase I report, or if applicable, a current Phase II report, prepared by an independent environmental engineer or other professional designated by Lender which Phase I report, or, if applicable, Phase II report, is satisfactory to Lender in all respects. Borrower and Guarantor shall have the burden of proof in establishing the timing of when any obligation, liability or event occurred. As used herein, the term "Phase I report" shall mean a current Phase I Environmental Site Assessment of the Property, conducted in accordance with the American Society of Testing Materials (ASTM) Designation E-1527 (as most recently revised), Standard Practice for Environmental Site Assessment: Phase I Environmental Site Assessment Process, expanded to include a limited asbestos survey, radon testing, testing for indoor air quality and such other matters relating to the Property as Lender may reasonably require. Such engineer or other professional preparing the Phase I report or, if applicable, Phase II Report shall provide Lender with satisfactory evidence of professional liability insurance, including with limitation, errors and omissions coverage of not less than $1,000,000 per claim.

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(c)           This Section 6.2 shall continue in effect and constitute a consent and waiver only so long as (i) the conditions set forth in this Section 6.2 are satisfied and (ii) the Property (or any portion thereof) has not been conveyed or alienated by original Borrower, it being acknowledged and agreed that the foregoing consent and waiver is "personal" to the original Borrower of the Loan and shall not apply to any successor or assignee of such Borrower's interest in the Property. If either of clauses (i) or (ii) of the immediately preceding sentence shall not be true and correct in any respect, then, at Lender's option, this Section 6.2 shall be null and void.

Section 6.3            Other Indebtedness. Borrower shall not incur, create, assume, allow to exist, become or be liable in any manner with respect to any other indebtedness or monetary obligations, except for the Indebtedness and Permitted Trade Payables. SPE Equity Owner shall not incur, create, assume, allow to exist, become or be liable in any manner with respect to any other indebtedness or monetary obligations, except for the Indebtedness and Permitted Trade Payables.

Section 6.4            Change In Business. Borrower shall not cease to be a Single Purpose Entity. Borrower shall not modify, amend, restate or replace its organizational documents in any material manner without the prior written consent of Lender, which consent shall not be unreasonably withheld. SPE Equity Owner shall not cease to be a Single Purpose Entity. SPE Equity Owner shall not modify, amend, restate or replace its organizational documents in any material manner without the prior written consent of Lender, which consent shall not be unreasonably withheld. Borrower shall provide Lender written notice in accordance with Section 4.21 prior to the removal of any Independent Director.

Section 6.5            Reliance. Borrower understands that in making the Loan, Lender is relying to a material extent upon the business expertise and/or net worth of Borrower, its partners, members, officers or principals and upon the continuing interest which Borrower, its partners, members, officers or principals will have in the Property and in Borrower, respectively, and that a violation of Section 6.1 of this Agreement may significantly and materially alter or reduce Lender's security for the Note. Accordingly, in the event that a violation of Section 6.1 of this Agreement occurs, then the same shall be deemed to increase the risk of Lender and Lender may then, or at any time thereafter, declare same as an Event of Default.

ARTICLE 7

INSURANCE, CASUALTY, CONDEMNATION AND RESTORATION

Section 7.1            Types of Insurance. Except as otherwise indicated below, at all times during the term of the Loan, Borrower shall maintain or cause to be maintained, at its sole cost and expense, for the mutual benefit of Borrower and Lender, the following policies of insurance:

(a)           Insurance with respect to the Improvements, Equipment and Inventory against any peril included within the classification "All Risks" or "Special Perils" with extended coverage in amounts at all times sufficient to prevent Borrower from becoming a co-insurer within the terms of the applicable policies, but in any event such insurance shall be maintained in an amount equal to the full insurable value of the Improvements, Equipment and Inventory located on the Property. The policy referred to in this Section 7.1 shall contain a replacement cost endorsement and a waiver of depreciation. As used herein, "full insurable value" shall mean the actual replacement cost of the Improvements, Equipment and Inventory including work performed for tenants (without taking into account any depreciation), determined annually by an insurer or by Borrower or, at the request of Lender, by an insurance broker (subject to Lender's approval). The policy referred to in this Section 7.1 must include "Ordinance and Law Coverage", with "Time Element", "Loss to the Undamaged Portion of the Building", "Demolition Cost", and "Increased Cost of Construction" endorsements, in the amount of coverage required by Lender;

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(b)           Comprehensive general liability insurance, including contractual injury, bodily injury, broad form death and property damage liability against any and all claims, including all legal liability to the extent insurable imposed upon Borrower and all court costs and attorneys' fees and expenses, arising out of or connected with the possession, use, leasing, operation, maintenance or condition of the Property in form and substance acceptable to Lender, plus umbrella coverage, plus motor vehicle liability coverage for all owned and non-owned vehicles (including, without limitation, rented and leased vehicles) containing minimum limits per occurrence, including umbrella coverage, all amounts of which shall be acceptable to Lender;

(c)            If Borrower has employees, statutory workers' compensation insurance;

(d)           Business interruption and/or loss of "rental value" insurance for the Property in an amount equal to eighteen (18) months estimated gross Rents attributable to the Property and based on gross Rents for the immediately preceding year and otherwise sufficient to avoid any co-insurance penalty, together with an extended period of indemnity endorsement which provides that after the physical loss to the Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period;

(e)           If all or any portion of the Property is located within a flood hazard zone, flood insurance on the Improvements and Personal Property in an amount acceptable to Lender;

(f)            Insurance against loss or damage from (i) leakage of sprinkler systems; and (ii) explosion of steam boilers, air conditioning equipment, pressure vessels or similar apparatus now or hereafter installed at the Property if not included in the insurance maintained pursuant to Section 7.1(a) above, in such amounts as Lender may from time to time reasonably require and which are customarily required by institutional lenders with respect to similar properties similarly situated;

(g)           The insurance required under clauses (a) and (d) above shall cover perils of terrorism and acts of terrorism, both foreign and domestic, and Borrower shall maintain commercial property insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under clauses (a) and (d) above at all times during the term of the Loan (the "Terrorism Insurance");

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(h)           During any period of Restoration, if not included in the insurance maintained pursuant to Section 7.1(a) above, builder's "all risk" insurance in an amount equal to not less than the full insurable value of the Property against such risks (including fire and extended coverage and collapse of the Improvements to agreed limits) as Lender may request, in form and substance acceptable to Lender; and

(i)            During any period in which construction of any Improvements is being performed, the applicable contractor or Borrower shall maintain builder's "all risk" insurance acceptable to Lender including coverage for: hard and soft costs, materials used for construction whether located on site, off site or while in transit, Delay in Completion, Permission to Occupy, Named Windstorm, Acts of Terrorism and Flood only if the Property is located within a Flood Hazard Zone.

Section 7.2            Reserved.

Section 7.3            Separate Insurance. Borrower shall not carry separate insurance, concurrent in kind or form and contributing in the event of loss with any insurance required hereunder. Borrower may, however, effect for its own account any insurance not required pursuant to the provisions of the Security Instrument, but any such insurance effected by Borrower on the Property, whether or not required pursuant to this Article 7, shall be for the mutual benefit of Borrower and Lender, as their respective interests may appear, and shall be subject to all other provisions of this Article 7.

Section 7.4            Insurers; Policies.

(a)           Borrower shall maintain the insurance coverage described herein with companies acceptable to Lender and rated by A.M.  Best as "A-" or better and as having a class size of at least "VIII" or other class size acceptable to Lender and a claims paying ability/financial strength rating of "A+" (or its equivalent) or better by S&P. All insurers providing insurance required by this Agreement shall be authorized to issue insurance in the state where the Land is located.

(b)           Borrower agrees that all insurance policies required by this Article 7 shall: (i) be in such form and with such endorsements and in such amounts as may be satisfactory to Lender; (ii) name Lender as an additional insured with respect to coverage maintained pursuant to Section 7.1(b) and loss payee with respect to the coverage maintained pursuant to Section 7.1(a) and provide that all Insurance Proceeds be payable to Lender; (iii) contain a "Non-Contributory Standard Lender Clause" and a Lender's Loss Payable Endorsement or their equivalents naming Lender as the person to whom all payments shall be paid; (iv) contain a waiver of subrogation endorsement as to Lender and its successors and assigns providing that no policy shall be impaired or invalidated by virtue of any act, failure to act, negligence of, or violation of declarations, warranties or conditions contained in such policy by Borrower, Lender or any other named insured, additional insured or loss payee; (v) contain an endorsement indicating that neither Lender nor Borrower shall be or be deemed to be a co-insurer with respect to any risk insured by such policies and shall provide for a deductible acceptable to Lender; (vi) contain a provision that such policies shall not be canceled or materially amended, including any amendment reducing the scope or limits of coverage, without at least thirty (30) days prior notice to Lender in each instance; and (vii) with respect to commercial general liability, provide for claims to be made on an occurrence basis.

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(c)           In the event of foreclosure of the lien of the Security Instrument or other transfer of title or assignment of the Property in extinguishment, in whole or in part, of the Indebtedness, all right, title and interest of Borrower in and to all proceeds allocable to all or any part of the Property from the policies of casualty insurance covering all or any part of the Property shall inure to the benefit of and pass to the successors in interest to Lender or the purchaser or grantee of the Property or any part thereof.

(d)           The insurance coverage required hereunder may be part of a blanket insurance policy provided that (i) such blanket policy specifically lists the Property as covered therein and includes the per occurrence and aggregate limits (if any) for the Property (and each other property covered thereunder), which limits must be acceptable to Lender; (ii) Lender receives the documentation reasonably required to determine the adequacy of the shared blanket limits among the properties insured by the blanket policy, which documentation shall include, but may not be limited to, a list of the properties covered by the blanket policy, including the Property, their respective locations, and a statement of insurable values for such properties and a Catastrophe Loss Analysis by an independent, qualified catastrophe modeling firm appointed by Lender on an annual basis; and (iii) the blanket policy includes an endorsement naming Lender, with respect to any property insurance, as a certificate holder, mortgagee and lender loss payee and with respect to any liability insurance, as an additional insured.

Section 7.5            Lender's Right to Secure Coverage. If Borrower fails to furnish to Lender and keep in force the original policies of insurance required by this Article 7, Lender, at its option, may procure such insurance, which procurement, at Lender's further option, may be by the purchase of insurance policies or by the addition of the Property to Lender's blanket policy. In the event that Lender has exercised either of such options, promptly upon demand by Lender, Borrower (a) will reimburse Lender for all premiums on the policies purchased by Lender or (b) in the event Lender has added the Property to its blanket policy, will pay to Lender an amount equal to the estimated cost of the insurance coverage which Lender has added to its blanket policy had such coverage been obtained under a separate policy and not under a blanket policy, in either case, with interest thereon at the Default Rate from the date Lender pays such premiums to the date Borrower repays such premiums to Lender in full. Until they are so repaid, the Security Instrument shall secure the amount of such premiums and interest. Lender shall not by the fact of approving, disapproving, accepting, preventing, obtaining or failing to obtain any insurance, incur any liability for or with respect to the amount of insurance carried, the form or legal sufficiency of insurance contracts, solvency of insurance companies, or the carriers' or Borrower's payment or defense of lawsuits, and Borrower hereby expressly assumes full responsibility therefor and all liability, if any, with respect thereto. Borrower represents that no claims have been made under any of such insurance policies, and no party, including Borrower, has done, by act or omission, anything which would impair the coverage of any of such insurance policies.

Section 7.6            Delivery of Certificates, Policies and Evidence of Payment. Copies of certificates of all insurance policies required pursuant to this Article 7, bearing notations evidencing the full payment of the annual premium or other evidence satisfactory to Lender of such payment, shall be delivered to Lender at least thirty (30) days prior the expiration of the policies that are terminating.  Borrower shall deliver to Lender copies of all insurance policies required pursuant to Article 7 within ten (10) days of written request therefor from Lender.

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Section 7.7            Restoration Proceeds.

(a)           Any and all awards, compensation, reimbursement, damages, proceeds, settlements, and other payments or relief paid or to be paid, together with all rights and causes of action relating to or arising from, (i) any insurance policy maintained by or on behalf of Borrower following any damage, destruction, casualty or loss to all or any portion of the Property (a "Casualty", and such proceeds, "Insurance Proceeds"); or (ii) any temporary or permanent taking or voluntary conveyance of all or part of the Property, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority whether or not the same shall have actually been commenced (a "Taking", and such proceeds, "Condemnation Proceeds", and together with Insurance Proceeds, collectively, "Restoration Proceeds") are hereby assigned to Lender as additional Collateral hereunder subject to the Lien of the Security Instrument, to be applied in accordance with this Article 7. Borrower shall promptly (i.e., no later than ten (10) Business Days after the damage or Casualty) notify Lender of any Casualty or Taking, and Lender shall be entitled to receive and collect all Restoration Proceeds, and Borrower shall instruct and cause the issuer of each policy of insurance described herein and any applicable Governmental Authority to deliver to Lender all Restoration Proceeds. Borrower shall execute such further assignments of the Restoration Proceeds as Lender may from time to time reasonably require. All Insurance Proceeds (including, without limitation, all Insurance Proceeds received by Borrower or Lender in respect of business interruption coverage), and all Condemnation Proceeds received with respect to a Taking, shall be deposited into the Restoration Proceeds Reserve Account for the purpose of holding such Insurance Proceeds and Condemnation Proceeds. Any restoration or repair shall be commenced with due diligence and in good faith by Borrower and subject to Section 7.8(b), all funds held by Lender in the Restoration Proceeds Reserve Account shall be paid out from time to time as such restoration and repair progresses upon the written approval of Lender and the written request of Borrower and with respect to a request concerning Net Restoration Proceeds in excess of the Restoration Proceeds Threshold, which requests shall be submitted in form and substance, and with supporting notices, documentation and waivers as required by Lender in its reasonable discretion and upon (i) the certification of Lender's architect as to the cost of the work done, (ii) the conformity, as determined by Lender, of the work to plans and specifications approved by Lender, and (c) receipt of evidence from a title insurance company acceptable to Lender that there are no liens arising out of the repair or restoration or otherwise. No payment made prior to the final completion of work (with respect to a request concerning Net Restoration Proceeds in excess of the Restoration Proceeds Threshold) shall exceed ninety percent (90%) of the value of the work performed from time to time, and at all times the undisbursed balance of the Restoration Proceeds remaining with Lender must be at least sufficient to pay for the cost of completion of the work (as estimated by Lender in its discretion), free and clear of liens. With respect to a request concerning Net Restoration Proceeds in excess of the Restoration Proceeds Threshold, Lender shall make final payment after receipt of a certification of Lender's architect confirming the completion of the work in accordance with plans and specifications approved by Lender. Subject to Lender's rights under Section 7.8 and Section 7.9, provided no Event of Default then exists and the Restoration has been completed in accordance with this Agreement, any Net Restoration Proceeds available to Borrower for Restoration, to the extent not used by Borrower in connection with, or to the extent they exceed the cost of such Restoration and any costs incurred by Lender, shall be paid to Borrower.

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(b)           Lender shall be entitled at its option to participate in any compromise, adjustment or settlement in connection with (i) any insurance policy claims relating to any Casualty; and (ii) any Taking in an amount in controversy, in either case, in excess of the Restoration Proceeds Threshold, and Borrower shall within ten (10) Business Days after request therefor reimburse Lender for all out-of-pocket expenses (including attorneys' fees and disbursements) incurred by Lender in connection with such participation. Borrower shall not make any compromise, adjustment or settlement in connection with any such claim in excess of the Restoration Proceeds Threshold or if an Event of Default then exists without the prior written approval of Lender which shall not be unreasonably withheld, conditioned or delayed. Borrower shall not make any compromise, adjustment or settlement in connection with any claim unless same is commercially reasonable.

(c)           If and to the extent Restoration Proceeds are not required to be made available to Borrower to be used for the Restoration of the Improvements, Equipment and Inventory affected by the Casualty or Taking, as applicable, pursuant to this Agreement, Lender shall be entitled, without Borrower's consent, to apply such Restoration Proceeds or the balance thereof, at Lender's option, either (i) to the full or partial payment or prepayment of the Indebtedness in accordance with the terms for prepayment as set forth in the Note; (ii) to the Restoration of all or any part of such Improvements, Equipment and Inventory affected by the Casualty or Taking, as applicable; or (iii) to any combination of the foregoing.

Section 7.8            Restoration.

(a)           Borrower shall restore and repair the Improvements and Equipment or any part thereof damaged or destroyed by any Casualty or affected by any Taking.

(b)           Notwithstanding anything to the contrary contained herein, if the Restoration Proceeds, less the amount of Lender's actual out-of-pocket costs and expenses (including attorneys' fees and costs) incurred in collecting the same (the "Net Restoration Proceeds"), are $750,000 or less (the "Restoration Proceeds Threshold"), provided no Event of Default then exists, Lender shall distribute such Net Restoration Proceeds to Borrower for Restoration promptly following Lender's receipt thereof.

(c)           Notwithstanding anything to the contrary contained herein, if the Net Restoration Proceeds exceed the Restoration Proceeds Threshold, Lender agrees that Lender shall make the Net Restoration Proceeds (other than business interruption insurance proceeds, which shall be held and disbursed as provided in Section 7.7) available to Borrower for Borrower's restoration and repair of the Improvements, Equipment and Inventory affected by the Casualty or Taking (a "Restoration"), as applicable, on the following terms and subject to Borrower's satisfaction of the following conditions and the conditions set forth in Section 7.9 provided, that Lender shall have the right to waive any of the following conditions in its sole discretion:

(i)	The Restoration Proceeds are deposited with Lender;

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(ii)	The insurer does not deny liability to any named insured;

(iii)	At the time of such Casualty or Taking, as applicable, and at all times thereafter there shall exist no Event of Default;

(iv)	Lender shall have received written notice of damage or Casualty from Borrower within ten (10) days from the date of such damage or Casualty, which notice shall state the date of such damage or Casualty, and shall contain a request to Lender to make the Restoration Proceeds available to Borrower;

(v)	Lender shall have received a report or proof of claim from the insurer describing the damage or Casualty and the insurer's payment therefor;

(vi)	The Improvements, Equipment and Inventory affected by the Casualty or Taking, as applicable, shall be capable of being restored (including replacements) in accordance with all applicable Legal Requirements, to substantially the same condition, utility, quality and character, as existed immediately prior to such Casualty or Taking, as applicable, in all material respects with a fair market value and projected cash flow of the Property equal to or greater than prior to such Casualty or Taking, as applicable;

(vii)	Borrower shall demonstrate to Lender's satisfaction that such repair or restoration is feasible and that Borrower has the ability to pay the Indebtedness, all payments for Impositions and insurance required pursuant to Section 3.2 and all Operating Expenses, to the extent any portion of the foregoing shall become due during such repair or restoration period (after taking into account proceeds from business interruption insurance carried by Borrower), as estimated by Lender;

(viii)	(A) in the event of a Casualty, the Casualty resulted in an actual or constructive loss of less than thirty percent (30%) of the rentable area of the Property; (B) in the event of a Taking, the Taking resulted in an actual or constructive loss of less than twenty-five percent (25%) of the Land pertaining to the Property is taken, such land is located along the perimeter or periphery of the Property, no portion of the Improvements is the subject of such Taking and sufficient parking shall remain to comply with all Leases and applicable Legal Requirements; (C) all Leases will remain in full force and effect during and after the Restoration; and (D) Leases covering at least seventy-five percent (75%) of the rentable square footage of the Property will remain in full force and effect during and after such Restoration and there shall be sufficient business interruption proceeds (or other funds from Borrower deposited into a reserve with Lender in an amount determined by Lender) with regard to continue to make debt service payments under the Loan and continue to pay all Operating Expenses;

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(ix)	Borrower shall have provided to Lender all of the following, and collaterally assigned the same to Lender pursuant to assignment documents acceptable to Lender acceptable to Lender if such documents are warranted (as determined by Lender in its reasonable discretion) based on the actual damage to the Property: (A) an architect's contract with an architect reasonably acceptable to Lender and complete final plans and specifications for the Restoration of the Improvements, Equipment and Inventory lost or damaged to the same condition, utility and value of the Property that existed prior to the Casualty or Taking; (B) an estimate of the cost of repair and restoration; (C) a certificate of the architect as to such costs; (D) fixed-price or guaranteed maximum cost construction contracts with contractors reasonably acceptable to Lender for completion of the Restoration work in accordance with the aforementioned plans and specifications; (E) a bond of completion or other evidence satisfactory to Lender of Borrower's ability to pay such excess costs, or such additional funds (if any) as are necessary from time to time, in Lender's opinion, to complete the Restoration (which funds shall be held by Lender as additional Collateral securing the Indebtedness and shall be disbursed, if at all, pursuant to this Article 7); and (F) copies of all permits and licenses necessary to complete the Restoration in accordance with the plans and specifications and all Legal Requirements;

(x)	Borrower shall commence such work within one hundred twenty (120) days after such Casualty or Taking (which commencement shall be evidenced by applying for all necessary construction permits), as applicable, and shall diligently pursue such work to completion;

(xi)	Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (A) the date six (6) months prior to the Maturity Date; (B) such time as may be required under applicable Legal Requirements in order to repair and restore the Property to the condition it was in immediately prior to such Casualty or such Taking, as applicable; and (C) the expiration of the business interruption insurance coverage referred to in Section 7.1(c); and

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(xii)	the Property and the use thereof after the Restoration will be in compliance with all applicable Legal Requirements.

(d)           Notwithstanding anything to the contrary contained herein, if the conditions to restoration set forth in Section 7.8(c) and Section 7.9 are not satisfied, then Lender shall have the option, in its sole and absolute discretion, and without regard to the adequacy of its security under the Loan Documents, of applying all or part of the Restoration Proceeds to (i) the Obligations, whether or not then due, in such order as Lender shall determine; (ii) Restoration; (iii) reimburse Lender for its costs and expenses in connection with the recovery of the Restoration Proceeds; or (iv) any combination of the foregoing.

(e)           Notwithstanding anything to the contrary contained herein, in the event of a Casualty or Taking, provided that (a) no Event of Default has occurred, other than an Event of Default as to which Lender, in its sole discretion, has accepted a cure and (b) Lender, in accordance with the Section 7.7(c), upon notice to Borrower ("Lender's Application Election Notice"), does not permit the Restoration Proceeds to be used for the Restoration and elects to apply such Restoration Proceeds to the Indebtedness, then no Prepayment Fee shall be due with respect to any application by Lender of the Restoration Proceeds to the Indebtedness.

Section 7.9            Disbursement.

(a)           Lender shall disburse the Restoration Proceeds during the course of repair or restoration upon the following conditions (i) if required by Lender, the certification of Lender's Inspector as to the cost of the work done; (ii) the conformity, as determined by Lender, of the work to plans and specifications approved by Lender (if such plans and specifications are required under Section 7.8 above); (iii) receipt of evidence from a title insurance company acceptable to Lender that there are no liens arising out of the repair or restoration or otherwise; and (iv) lien waivers and any other documents and instruments or items which may be required by Lender. Notwithstanding the above, a portion of the Restoration Proceeds may be released prior to the commencement of repair or restoration to pay for items approved by Lender.

(b)           In no event shall Lender be obligated to make disbursements of Restoration Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as determined by Lender, less, as to each contractor, subcontractor or materialman engaged in a Restoration, an amount equal to the greater of (i) ten percent (10%) of the costs actually incurred for work in place as part of such Restoration, as reasonably determined by Lender, until 50% of the Restoration is complete and then five percent (5%) of the costs actually incurred for work in place as part of such Restoration, as reasonably determined by Lender; and (ii) the amount actually withheld by Borrower (the "Casualty Retainage"). The Casualty Retainage shall not be released until Lender determines that the Restoration has been completed in accordance with the provisions of this Agreement and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage.

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(c)           At its option, Lender shall (i) provided no Event of Default exists, promptly disburse to Borrower the balance of the Restoration Proceeds after full disbursement in accordance with Section 7.8(c) of this Agreement; or (ii) if an Event of Default exists, apply such balance to the Obligations, whether or not then due, in such order as Lender shall determine.

(d)           In all cases (i) in which any destruction of the Property by fire or other Casualty occurs during the last six (6) months prior to the Maturity Date or (ii) in Lender's reasonable judgment, Borrower is not proceeding with the repair or restoration in a manner that would entitle Borrower to have the Restoration Proceeds disbursed to it, or (iii) for any other reason Lender reasonably determines in its judgment that Borrower shall not be entitled to the Restoration Proceeds pursuant to the terms of this Agreement, Lender shall have the options to apply the balance of the Restoration Proceeds to the Obligations, whether or not then due, in such order as Lender shall determine (without the payment of any prepayment fee or penalty provided no Event of Default then exists).

(e)           Under no circumstances shall Lender become personally liable for the fulfillment of the terms, covenants and conditions contained in any of the Leases or obligated to take any action to repair or restore the Property.

Section 7.10         Commercial Unavailability of Terrorism Insurance.

(a)           Borrower shall only be required to maintain Terrorism Insurance during the term of the Loan, provided Terrorism Insurance is commercially available, as may be reasonably determined by Lender. For the purpose of this Section 7.10, Terrorism Insurance will be deemed not "commercially available" (or stated in the affirmative, "commercially unavailable") only (i) if the material provisions of the Terrorism Risk Insurance Program Reauthorization Act of 2019 or a subsequent extension, reauthorization or substantially similar federal statute are no longer in effect, (ii)(A) if Terrorism Insurance is not obtainable at any price or (B) if Terrorism Insurance is obtainable, to the extent the cost is deemed Excessive (as defined below) and is not justified in terms of the risk to be insured, and (iii) if it is not being carried by, or applicable to, properties or operations similar to and in the same geographic area as the Property because of such Excessive costs. For purposes of this Section 7.10, the "Maximum Non-Excessive Amount" shall mean one hundred fifty percent (150%) of the aggregate insurance premiums that are paid during the preceding policy period (annualized, if less than a year) (the "Applicable Policy Period") for the All-Risk Property or "Special Perils" property insurance (including business interruption coverage, but excluding Terrorism Insurance) required under the Loan Documents. The annual cost of Terrorism Insurance shall be deemed "Excessive" to the extent, if any, that such cost for the Applicable Policy Period exceeds the "Maximum Non-Excessive Amount" for the Applicable Policy Period.

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(b)           For such time, if any, as the required Terrorism Insurance is deemed commercially unavailable but is obtainable, then, if required by Lender, Borrower shall maintain the amount of Terrorism Insurance, the cost of which is not Excessive and is obtainable. In addition, if the foregoing terms of this Section 7.10 would require Lender to waive some or all of the required Terrorism Insurance coverage and Borrower (or Guarantor) carries Terrorism Insurance for its other properties under a blanket insurance policy, then notwithstanding such waiver, Borrower shall cause such blanket policy to cover the Improvements and the Personal Property to the same extent and under the same terms and conditions as the coverage provided to the other properties under such blanket insurance policy.

(c)           For such time, if any, as the required Terrorism Insurance is deemed commercially unavailable, until such time as Borrower obtains the full amount of the required Terrorism Insurance, Borrower shall deposit with Lender, or its designee, as additional collateral for the Loan, on the due date of each monthly installment of principal and/or interest pursuant to the Note, a sum equal to one twelfth (1/12) of the "Maximum Non-Excessive Amount", less, if the Terrorism Insurance is obtainable in part, the annual cost of any of the required Terrorism Insurance obtained by Borrower for the period in question regardless of price (all such deposits, the "Terrorism Insurance Deposits"). No interest shall be payable to Borrower on the Terrorism Insurance Deposits and the Terrorism Insurance Deposits shall not be held in trust by Lender. Upon receipt by Lender from Borrower of an insurance policy or an endorsement to an existing insurance policy providing the full amount of the required Terrorism Insurance without any reduction based on Excessive costs and commercial unavailability, together with satisfactory evidence that such insurance has been paid for in full, and provided that no Event of Default has occurred, other than an Event of Default as to which Lender in its sole discretion has accepted a cure, Lender will reimburse Borrower from the Terrorism Insurance Deposits previously made by Borrower, but only to the extent that Lender has not applied the Terrorism Insurance Deposits in accordance with the provisions of the Loan Documents. Upon any Event of Default in the provisions of any Loan Document, Lender may, at its discretion and without regard to the adequacy of its security hereunder, apply any unused portion of the Terrorism Insurance Deposit to the payment of the Obligations in such manner as it may elect.  Transfer of legal title to the Property shall automatically transfer to the new owner any then remaining rights of Borrower in all sums held by Lender pursuant to this Section.

ARTICLE 8

DEFAULTS

Section 8.1            Event of Default. The occurrence of one or more of the following events shall be an "Event of Default" hereunder without cure or grace period unless expressly provided herein:

(a)           if Borrower fails to (i) make any scheduled payment of principal, interest, or amounts due under Article 3 on any Payment Date, or (ii) pay any other amount payable pursuant to the Loan Documents within five (5) days after the same is due;

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(b)           Borrower fails to pay the outstanding Indebtedness on the Maturity Date;

(c)           any Impositions or insurance premiums are not paid on or before the date when the same are due and payable unless such failure is due to Lender's breach of Lender's obligation to pay Taxes or insurance premiums as provided in Section 3.2;

(d)           the occurrence of a Transfer that is not a Permitted Transfer other than for Liens that are covered by Section 8.1(k) and Section 8.1(l) below;

(e)           the incurrence by Borrower or any SPE Equity Owner of any indebtedness other than the Indebtedness and Permitted Trade Payables;

(f)            the failure of Borrower or any SPE Equity Owner to maintain its status as a Single Purpose Entity unless such breach is not material, can be cured within ten (10) Business Days after Borrower obtains knowledge thereof and is cured within said ten (10) Business Day period;

(g)           any representation or warranty made by Borrower or Guarantor herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished by Borrower or Guarantor or any Affiliate thereof in connection with the Loan, this Agreement or any other Loan Document shall be false or misleading in any material respect as of the date such representation or warranty was made or remade;

(h)           Borrower, any SPE Equity Owner or Guarantor (i) makes an assignment for the benefit of creditors; (ii) has a receiver, liquidator or trustee appointed for it; (iii) is adjudicated as bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law or any similar federal or state law shall be filed by or against, consented to, solicited by, or acquiesced in by it; or (iv) has any proceeding for its insolvency, dissolution or liquidation instituted against it (any of the foregoing in clauses (i) through (iv), an "Insolvency Action"); provided, however, if such Insolvency Action was involuntary and not consented to by Borrower, any SPE Equity Owner, Guarantor or any direct or indirect owner of Borrower, as applicable, such Insolvency Action shall not be an Event of Default unless the same is not discharged, stayed or dismissed within sixty (60) days after the filing or commencement thereof;

(i)            Borrower fails to maintain the insurance required pursuant to Article 7 or evidence of said coverage as required to be delivered to Lender under Article 7 is not delivered to Lender as required by Article 7;

(j)            any guaranty or indemnity given in connection with the Loan (including without limitation, the Guaranty of Recourse Obligations and the Environmental Indemnity) shall cease to be in full force and effect, or any default occurs thereunder (including, without limitation, if Guarantor shall fail to satisfy any Financial Covenants, set forth in any guaranty or indemnity(ies)) and such default continues after the expiration of applicable grace periods therein provided, if any, or Guarantor shall deny or disaffirm its obligations thereunder;

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(k)           the Property becomes subject to any mechanic's, materialman's or other Lien other than a Lien for local real estate taxes and assessments (excluding any PACE Lien) not then due and payable and the Lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of thirty (30) days unless the terms of Section 5.1(c) for contesting said Lien have been complied with;

(l)            any federal tax Lien or state or local income tax Lien is filed against Borrower, Guarantor or the Property and same is not discharged of record (by payment, bonding or otherwise) within thirty (30) days after same is filed;

(m)          (i) Borrower fails to timely provide Lender with the written certification and evidence referred to in Section 5.10 hereof, (ii) Borrower is a Plan or its assets constitute Plan Assets; or (iii) Borrower consummates a transaction which would cause the Security Instrument or Lender's exercise of its rights under the Security Instrument, the Note, this Agreement or the other Loan Documents to constitute a nonexempt prohibited transaction under ERISA or result in a violation of a state statute regulating governmental plans, subjecting Lender to liability for a violation of ERISA, the Code, a state statute or other similar law;

(n)           Reserved;

(o)           any default occurs under Section 5.2 and Borrower fails to cure such default within thirty (30) days after receipt of written notice from Lender of same; provided, however, if the cure cannot be reasonably accomplished within such thirty (30) day period, then an Event of Default shall not be deemed to exist so long as Borrower commences to cure the same within such thirty (30) day period and diligently and in good faith prosecutes the same to completion within no longer than ninety (90) days in the aggregate after receipt of said notice;

(p)           Borrower violates or does not comply with any of the provisions of Section 5.6(b) hereof;

(q)           Borrower shall fail to deliver to Lender, within ten (10) Business Days after request by Lender (which request shall provide that the failure to comply will constitute an Event of Default), the estoppel certificates required pursuant to the terms of Section 5.9(a) hereof;

(r)            Borrower shall be in default beyond applicable notice and grace periods under any other mortgage, deed of trust, deed to secure debt or other security agreement covering any part of the Property whether it be superior or junior in lien to the Security Instrument;

(s)           any of the assumptions contained in the Insolvency Opinion, or in any other "non-consolidation" opinion delivered to Lender in connection with the Loan, or in any other "non-consolidation" opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;

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(t)            (i) waste committed at or on the Property or (ii) damage to the Property as a result of intentional misconduct or gross negligence or (iii) the removal of all or any portion of the Property in violation of the terms of the Loan Documents; unless such breach can be cured within ten (10) Business Days after Borrower obtains actual knowledge thereof and is cured within said ten (10) Business Day period;

(u)           if Borrower shall not allow access to the Property in accordance with the provisions of this Agreement or any other Loan Document within ten (10) days after written notice (which request shall provide that the failure to comply will constitute an Event of Default);

(v)           there shall be a default under the Security Instrument or any of the other Loan Documents beyond any applicable notice and cure periods contained in such documents, whether as to Borrower or the Property;

(w)          a default shall be continuing under any of the other obligations, agreements, undertakings, terms, covenants, provisions or conditions of this Agreement or under any other Loan Document, not otherwise referred to in this Section 8.1, for ten (10) days after notice to Borrower (and Guarantor, if applicable), in the case of any default which can be cured by the payment of a sum of money or for thirty (30) days after written notice, in the case of any other default (unless otherwise provided herein or in such other Loan Document); provided, however, that if such non-monetary default is susceptible of cure but cannot be cured within such thirty (30) day period, and provided further that Borrower (or Guarantor, if applicable) shall have commenced to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower (or Guarantor, if applicable) in the exercise of due diligence to cure such default, but in no event shall such period exceed ninety (90) days after the original notice; and

(x)            Borrower violates or does not comply with any provision of Article 9 hereof.

Section 8.2            Remedies. Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right to (a) accelerate and declare the outstanding Indebtedness to be immediately due and payable; and/or (b) exercise all or any one or more of the rights, powers and other remedies available to Lender against Borrower under any Loan Document, or at law or in equity, in each case, at any time and from time to time, without notice or demand, whether or not all or any portion of the Indebtedness shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any portion of the Property. In addition to the remedies set forth above, upon the occurrence and during the continuance of an Event of Default, Lender shall have the right to (a) take exclusive possession of the Property or as otherwise permitted under this Agreement; (b) use any funds in any Reserve Accounts to complete any improvements to the Property; (c) prior or subsequent to the institution of any foreclosure proceedings, enter upon the Property, or any part thereof, and take exclusive possession of the Property; (d) do any and every act with respect to the construction, operation and maintenance of the Improvements which Borrower may do on its own behalf; and (e) employ such contractors, subcontractors, agents, attorneys, architects, accountants, watchmen and inspectors as Lender may deem desirable to accomplish any of the above purposes, each of which Borrower irrevocably authorizes Lender to take. Notwithstanding anything contained to the contrary herein, the outstanding Indebtedness shall be accelerated and immediately due and payable, without any election by Lender upon the occurrence of an Insolvency Action. Notwithstanding anything to the contrary contained herein or in any other Loan Document, any amounts recovered from the Property or any other Collateral for the Loan and/or paid to or received by Lender may, after an Event of Default, be applied by Lender toward the Indebtedness in such order, priority and proportion as Lender, in its sole discretion shall determine.

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Section 8.3            Remedies Cumulative. The rights, powers and remedies of Lender under this Agreement or any other Loan Document shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents executed by or with respect to Borrower, or existing at law or in equity or otherwise. Lender's rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender's sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of any Default or Event of Default shall not be construed to be a waiver of any subsequent Default or Event of Default or to impair any remedy, right or power consequent thereon. Any and all of Lender's rights with respect to the Property shall continue unimpaired, and Borrower shall be and remain obligated in accordance with the terms hereof, notwithstanding (a) the release or substitution of Property at any time, or of any rights or interest therein; or (b) any delay, extension of time, renewal, compromise or other indulgence granted by Lender in the event of any Event of Default with respect to the Property or otherwise hereunder. Notwithstanding any other provision of this Agreement, Lender reserves the right to seek a deficiency judgment or preserve a deficiency claim, in connection with the foreclosure of the Security Instrument on the Property, to the extent necessary to foreclose on other parts of the Property.

Section 8.4            Lender Appointed Attorney-In-Fact. Borrower hereby irrevocably and unconditionally constitutes and appoints Lender as Borrower's true and lawful attorney-in-fact, with full power of substitution, at any time after the occurrence and during the continuance of an Event of Default, to execute, acknowledge and deliver any documents, agreements or instruments and to exercise and enforce every right, power, remedy, option and privilege of Borrower under all Loan Documents, and do in the name, place and stead of Borrower, all such acts, things and deeds for and on behalf of and in the name of Borrower under any Loan Document, which Borrower could or might do or which Lender may deem necessary or desirable to more fully vest in Lender the rights and remedies provided for under the Loan Documents and to accomplish the purposes thereof. The foregoing powers of attorney are irrevocable and coupled with an interest.

Section 8.5            Lender's Right to Perform. If Borrower fails to perform any covenant or obligation contained herein after receipt of any notices required and expiration of any cure periods provided for herein or in any of the Loan Documents, without in any way limiting Section 8.2, Lender may, but shall have no obligation to, perform, or cause performance of, such covenant or obligation, and the expenses of Lender incurred in connection therewith shall be payable by Borrower to Lender upon demand, together with interest thereon at the Default Rate from the date incurred by Lender. Notwithstanding the foregoing, Lender shall have no obligation to send notice to Borrower of any such failure.

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Section 8.6            Event of Default Cure. If Borrower cures an Event of Default and Lender, in the exercise of its sole and absolute discretion, accepts in writing such cure, then such Event of Default shall no longer be deemed an "Event of Default" under this Agreement or under any other Loan Document and any remedies, actions or covenants under this Agreement or any of the other Loan Documents qualified by terms such as "upon an Event of Default", "because of the occurrence of an Event of Default", "after an Event of Default" and other similar terms shall no longer be applicable as a result of such Event of Default.

ARTICLE 9

RESERVED

ARTICLE 10

SPECIAL PROVISIONS

Section 10.1         General. Lender may, at its sole cost and expense, in one or more transactions (a) sell, assign, pledge or otherwise transfer the Loan or any portion thereof one or more times; (b) sell participation interests in the Loan one or more times; and/or (c) further divide the Loan into two or more separate notes or components (the transactions referred to in clauses (a) through (c) above, each a "Secondary Market Transaction" and collectively "Secondary Market Transactions"); provided, however, that in no event shall any such Secondary Market Transaction: (a) change the outstanding principal balance of the Loan immediately prior to such Secondary Market Transaction; (b) change the overall Interest Rate, (c) require Borrower to obtain approvals from any party other than the Lender named herein; or (d) otherwise have an adverse effect on Borrower (collectively, the "Secondary Market Conditions"). Notwithstanding anything to the contrary herein, Lender may transfer the Loan or any portion thereof at any time and one or more times to any lending entity that is managed by an affiliate of Lender (including for the avoidance of doubt an investment vehicle sponsored and managed by an affiliate of Lender) without Borrower consent.

Section 10.2         Borrower Cooperation. Subject to the Secondary Market Conditions, Borrower shall execute and deliver to Lender such documents, instruments, certificates, financial statements, assignments and other writings, do such other acts and provide such information, and participate in such meetings and discussions, in each case that are reasonably necessary to facilitate the consummation of each Secondary Market Transaction at no out-of-pocket cost to Borrower.

Section 10.3         Dissemination of Information. If Lender determines at any time to participate in a Secondary Market Transaction, Lender may forward to each purchaser, transferee, assignee, servicer, participant or investor (collectively, the "Investors") all documents and information which Lender now has or may hereafter acquire relating to the Loan, Borrower, any direct or indirect equity owner of Borrower, any guarantor, any indemnitor and the Property, which shall have been furnished by Borrower, any Affiliate of Borrower, any guarantor, any indemnitor, or any party to any Loan Document, or otherwise furnished in connection with the Loan, as Lender in its discretion determines necessary or desirable, provided, however, that any such Investor agrees to keep such information confidential.

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ARTICLE 11

FULL RECOURSE

Section 11.1         Full Recourse. Borrower shall be personally liable for the entire Indebtedness (including all principal, interest and other charges) and all other Obligations.

ARTICLE 12

MISCELLANEOUS

Section 12.1         Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the execution and delivery of this Agreement and the execution and delivery by Borrower to Lender of the Note, and shall continue in full force and effect so long as any portion of the Indebtedness is outstanding and unpaid; provided, however, that the representations, warranties and covenants set forth in Section 4.19 shall survive in perpetuity. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All covenants, promises and agreements in this Agreement contained, by or on behalf of Borrower, shall inure to the benefit of the respective successors and assigns of Lender. Nothing in this Agreement or in any other Loan Document, express or implied, shall give to any Person other than the parties and the holder(s) of the Note, the Security Instrument and the other Loan Documents, and their legal representatives, successors and assigns, any benefit or any legal or equitable right, remedy or claim hereunder.

Section 12.2         Lender's Discretion. Whenever pursuant to this Agreement or any other Loan Document, Lender exercises any right, option or election given to Lender to approve or disapprove, or consent or withhold consent, or any arrangement or term is to be satisfactory to Lender or is to be in Lender's discretion, the decision of Lender in any circumstance (including, without limitation, to approve or disapprove, consent or withhold consent, or to decide whether arrangements or terms are satisfactory or not satisfactory or acceptable or not acceptable to Lender in Lender's discretion) shall (except as is otherwise specifically herein provided) be in the sole and absolute discretion of Lender and Lender shall consider only its own interests and shall not be required to consider the effect of any such decision by Lender on Borrower, Guarantor or their Affiliates.

Section 12.3         Governing Law; Venue.

(a)           This Agreement and each of the other Loan Documents shall be interpreted and enforced according to the laws of the state where the Land is located (without giving effect to rules regarding conflict of laws).

(b)           Each of Lender and Borrower hereby consents and submits to the exclusive jurisdiction and venue of any state or federal court sitting in the county and state where the Land is located with respect to any legal action or proceeding arising with respect to the Loan Documents and waives all objections which it may have to such jurisdiction and venue. Nothing herein shall, however, preclude or prevent Lender from bringing actions against Borrower in any other jurisdiction as may be necessary to enforce or realize upon the security for the Loan provided in any of the Loan Documents.

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Section 12.4         Modification; Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, the Note or any other Loan Document, or consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to or demand on Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 12.5         Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon the strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege under any Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under any Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under any Loan Document, or to declare a default for failure to effect prompt payment of any such other amount.

Section 12.6         Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes sent by (a) hand delivery, with proof of attempted delivery; (b) certified or registered United States mail, return receipt requested, postage prepaid; or (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, with an email copy to Lender at the address set forth below, addressed to the parties as follows (or at such other address of which either Borrower or Lender may hereafter notify the other in writing):

If to Lender:	New York Life Insurance Company c/o New York Life Real Estate Investors 51 Madison Avenue New York, New York 10010-1603 Attn: Senior Director - Loan Management Loan No. 374-1407

with a copy to:	New York Life Insurance Company Office of the General Counsel 51 Madison Avenue New York, New York 10010-1603 Attn: Vice President – Real Estate Section Loan No. 374-1407

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with an email copy to:	REI_Servicing@nylinvestors.com

If to Borrower:	c/o EQT Exeter Five Radnor Corporate Center 100 Matsonford Road, Suite 250 Radnor, Pennsylvania 19087 Attention: Brian L. Ford

with a courtesy copy to:	Kleinbard LLC 1717 Arch Street, 5th Floor Philadelphia, PA 19103 Attn: Kelly Anne Donohoe

A party receiving a notice which does not comply with the technical requirements for notice under this Section 12.6 may elect to waive any deficiencies and treat the notice as having been properly given. A notice shall be deemed to have been given: (a) in the case of hand delivery, at the time of delivery; (b) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or (c) in the case of expedited prepaid delivery, upon the first attempted delivery on a Business Day; provided however, no notice to Lender shall be deemed given and effective pursuant to the foregoing clauses (a), (b) and (c) unless a copy of such notice was also sent to Lender at Lender's specified email address above or at such other email address of which Lender may hereafter notify Borrower of in writing. Notice for any party may be given by its respective counsel. Additionally, notice from Lender may also be given by Lender's servicer and Borrower shall be entitled to rely on any notice given by Lender's servicer as if it had been sent by Lender. The failure to provide a courtesy copy of any notice herein shall not void the effectiveness of such notice to Borrower.

Section 12.7         Waiver of Right to Trial by Jury. BORROWER AND LENDER HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH, AND SUCH CLAIM, COUNTERCLAIM OR ACTION SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  BORROWER AND LENDER ARE HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER AND LENDER.

Section 12.8         Headings. The Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

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Section 12.9         Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Legal Requirements, but if any provision of this Agreement shall be prohibited by or invalid under Legal Requirements, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 12.10       Preferences. After an Event of Default, Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender for Borrower's benefit, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 12.11       Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents does not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 12.12       Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by applicable Legal Requirements or under any Loan Document, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents, shall be liable for any monetary damages, and Borrower's sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 12.13       Exhibits Incorporated. The information set forth on the cover, heading and recitals hereof, and the Exhibits attached hereto, are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 12.14       Offsets, Counterclaims and Defenses. Any assignee of Lender's interest in and to the Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to the Loan and the Loan Documents which Borrower may otherwise have against any assignor, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon, the Loan Documents, and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

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Section 12.15       No Joint Venture or Partnership. Borrower and Lender intend that the relationship created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between any of Borrower, Manager, any contractor or Governmental Authority and Lender, nor to grant Lender any interest in the Property other than that of mortgagee or lender. This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender's sole discretion, Lender deems it advisable or desirable to do so.

Section 12.16       Waiver of Marshalling of Assets Defense. To the fullest extent that Borrower may legally do so, Borrower waives all rights to a marshalling of the assets of Borrower, and of the Property, or to a sale in inverse order of alienation in the event of foreclosure of the interests hereby created, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Indebtedness without any prior or different resort for collection, or the right of Lender or any trustee under the Security Instrument to the payment of the Indebtedness in preference to every other claimant whatsoever.

Section 12.17       Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than any compulsory counterclaim, in any action or proceeding brought against Borrower by Lender or Lender's agents.

Section 12.18       Construction of Documents. The parties hereto were represented by counsel in connection with the negotiation and drafting of the Loan Documents and the Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same.

Section 12.19       Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement except as disclosed to Lender in writing prior to the date hereof. Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all Losses relating to or arising from a claim by any Person that such Person acted on behalf of Borrower in connection with the transactions contemplated herein. The provisions of this Section 12.19 shall survive the expiration and termination of this Agreement and the repayment of the Indebtedness.

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Section 12.20       Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

Section 12.21       Bankruptcy Waiver. To the extent permitted by Legal Requirements, Borrower hereby agrees that, in consideration of the recitals and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, if Borrower (a) files with any bankruptcy court of competent jurisdiction or is the subject of any petition under the Bankruptcy Code, as amended; (b) is the subject of any order for relief issued under the Bankruptcy Code, as amended; (c) files or is the subject of any petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future Legal Requirement relating to bankruptcy, insolvency or other relief of debtors; (d) has sought, or consents to or acquiesces in the appointment of any trustee, receiver, conservator or liquidator other than a receiver appointed by Lender; or (e) is the subject of any order, judgment or decree entered by any court of competent jurisdiction approving a petition filed against such party for any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future Legal Requirements relating to bankruptcy, insolvency or other relief for debtors, the automatic stay provided by the Bankruptcy Code shall be modified and annulled as to Lender, so as to permit Lender to exercise any and all of its rights and remedies, upon request of Lender, made on notice to Borrower and any other party in interest, but without the need of further proof or hearing. Neither Borrower nor any Affiliate of Borrower shall contest the enforceability of this Section 12.21.

Section 12.22       Entire Agreement. This Agreement, together with the Exhibits hereto and the other Loan Documents, constitutes the entire agreement among the parties hereto with respect to the subject matter contained in this Agreement, the Exhibits hereto and the other Loan Documents and supersedes all prior agreements, understandings and negotiations between the parties.

Section 12.23       Liability and Indemnification.

(a)           Lender shall not be liable for any loss sustained by Borrower resulting from any act or omission of any Indemnified Party. Lender shall not be obligated to perform or discharge any obligation, duty or liability with respect to the ownership, operation and/or maintenance of the Property (including under any Lease, Contract or Permit) under or by reason of any Loan Document. The Loan Documents shall not place responsibility for the control, care, management or repair of the Property upon Lender, nor for complying with any Lease, Contract or Permit; nor shall they make Lender responsible or liable for any waste committed on the Property, or for any dangerous or defective condition of the Property, or for any negligence in the management, upkeep, repair or control of the Property resulting in loss or injury or death to any tenant, licensee, guest, employee or stranger.

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(b)           Borrower shall indemnify, defend (with counsel acceptable to Lender) and hold the Indemnified Parties harmless against any and all Losses (including Losses due to Indemnified Parties' NEGLIGENCE OR STRICT LIABILITY, but not their gross negligence or willful misconduct), and reimburse them for any actual, out-of-pocket costs and expenses incurred, in connection with, arising out of or as a result of (i) the negotiation, preparation, execution and delivery of the Loan Documents and the documents and instruments referred to therein; (ii) the creation, perfection or protection of Lender's Liens on the Property (including fees and expenses for title and lien searches and filing and recording fees, intangibles taxes, personal property taxes, mortgage recording taxes, due diligence expenses, travel expenses, accounting firm fees, costs of any appraisal, environmental report(s) (and an environmental consultant), surveys and the engineering report(s) obtained by or delivered to Lender in connection with the Loan; (iii) the negotiation, preparation, execution and delivery of any amendment, waiver or consent relating to any of the Loan Documents (but in no event costs relating to any Secondary Market Transaction); (iv) the exercise of any of Lender's or the Indemnified Parties' remedies under any Loan Document; (v) any workout fees and special servicing fees that may be due to any servicer; or (vi) any alleged obligations or undertakings to perform or discharge any obligation, duty or liability with respect to the ownership, operation and/or maintenance of the Property (including under any Lease, Contract or Permit). If any Indemnified Party becomes involved in any action, proceeding or investigation in connection with any matter described in clauses (i) through (vi) above, Borrower shall periodically reimburse any Indemnified Party within thirty (30) days following written therefor in an amount equal to its legal and other expenses (including the costs of any investigation and preparation) incurred in connection therewith to the extent such legal or other expenses are the subject of indemnification hereunder.

Section 12.24       Publicity. Lender shall have the right to issue press releases, advertisements and other promotional materials describing the Loan (including the amount and purpose of the Loan) and Lender's participation in the origination of the Loan or the Loan's inclusion in any Secondary Market Transaction effectuated or to be effectuated by Lender; provided that Borrower's prior written approval shall have been obtained, not to be unreasonably withheld. All news releases, publicity or advertising by Borrower or their Affiliates or any agent of either of them through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender or any of its Affiliates shall be subject to the prior reasonable approval of Lender, except for disclosures required by Legal Requirements which shall not require Lender approval but which shall require prior notice to Lender.

Section 12.25       Time of the Essence. Time shall be of the essence in the performance of all obligations of Borrower hereunder and under each of the other Loan Documents.

Section 12.26       Taxes. All payments made under the Loan Documents shall be made free and clear of, and without deduction or withholding for, or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, and all liabilities with respect thereto, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority. If Borrower is required by Legal Requirements to deduct any of the foregoing from any sum payable under the Loan Document, such sum shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 12.26), Lender receives an amount equal to the sum Lender would have received had no such deductions been made. In the event of the passage of any Legal Requirement subsequent to the date hereof in any manner changing or modifying Legal Requirements now in force governing the taxation of mortgages or security agreements or debts secured thereby or the manner of collecting such taxes so as to adversely affect Lender or the Lien of the Loan Documents, Borrower shall pay any such tax on or before the due date thereof. In the event Borrower is prohibited by Legal Requirements from assuming liability for payment of any such taxes (or if any Legal Requirement would penalize Lender if Borrower makes such payment or if, in the opinion of Lender, the making of such payment might result in the imposition of interest beyond the Maximum Amount (as defined in the Note)) or from paying any other Imposition, the outstanding Indebtedness shall, at the option of Lender, become due and payable on the date that is one hundred twenty (120) days after Lender provides notice to Borrower of such change in Legal Requirements and its election to accelerate the Maturity Date; and failure to pay such amounts on the date due shall be an Event of Default.

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Section 12.27       Further Assurances. Borrower shall execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary, to (a) evidence, preserve and/or protect the Property at any time securing or intended to secure the Indebtedness; and/or (b) enable Lender to perfect, exercise and enforce Lender's rights and remedies under any Loan Document, as Lender shall reasonably require from time to time in its discretion.

Section 12.28       Replacement Documents. Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note or any other Loan Document which is not of public record: (a) with respect to any Loan Document other than the Note, Borrower shall issue, in lieu thereof, a replacement of such other Loan Document, dated the date of such lost, stolen, destroyed or mutilated Loan Document in the same principal amount thereof and otherwise of like tenor and (b) with respect to the Note, (i) Borrower will execute a reaffirmation of the Indebtedness as evidenced by such Note acknowledging that Lender has informed Borrower that the Note was lost, stolen destroyed or mutilated and that such Indebtedness continues to be an obligation and liability of Borrower as set forth in the Note, a copy of which shall be attached to such reaffirmation; and (ii) if requested by Lender, Borrower will execute a replacement note and Lender or Lender's custodian (at Lender's option) shall provide to Borrower Lender's (or Lender's custodian's) then standard form of lost note affidavit, which such form shall be reasonably acceptable to Borrower.

Section 12.29      Joint and Several. If more than one Person constitutes Borrower, then each Person constituting Borrower hereunder shall have joint and several liability for the obligations and liabilities of Borrower hereunder.

Section 12.30       Increased Costs. Without limiting any provisions provided in the Note, on written demand, together with written evidence of the justification therefore, Borrower shall pay Lender all direct costs incurred and any losses suffered or payments made by Lender as a consequence of making the Loan by reason of any change in Law, or the interpretation thereof, imposing any reserve, deposit, allocation of capital or similar requirement on Lender, its holding company or any of their respective assets.

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ARTICLE 13

THE AGENT

Section 13.1         Appointment, Powers and Immunities. At all times when there is a lender other than (including in addition to) Lender under this Agreement, the lenders shall be deemed to appoint and authorize the Agent to act for all purposes as their agent under the Loan Documents. The provisions of this Article 13 shall not apply at any time when there is only one lender. If the Lender appoints an Agent, Lender shall provide Borrower with prompt notice of the identity of and notice address for the Agent.

Section 13.2         Reliance by Borrower on Agent. At all times when there is more than one Lender, (a) Borrower (i) is entitled to rely on the Agent for any waiver, amendment, approval or consent given by "Lender" under the Loan Documents; (ii) shall adhere only to waivers, amendments, approvals or consents given by Agent, on behalf of "Lender" under the Loan Documents; and (iii) shall make all payments under the Note and the other Loan Documents to Agent, as set forth herein; (b) Agent shall, on behalf of each Lender, be permitted to take all actions, including exercising all remedies, permitted to be taken by "Lender" under the Loan Documents (either by Legal Requirements or pursuant to the terms of the Loan Documents); and (c) all legal action taken respecting the Loan Documents shall be taken by the Agent on behalf of each Lender, and all default notices under the Loan Documents will be provided by the Agent. The use of the term "agent" in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Legal Requirement. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Notwithstanding anything to the contrary contained in the Note, unless otherwise directed by Agent in writing, all payments under the Loan Documents shall be made by Borrower to the Agent in accordance with the provisions of the Note.

Section 13.3         Rights as a Lender. If the Agent is also a Lender hereunder it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Agent, and the term "Lender" shall, unless the context otherwise indicates, include the Agent in its individual capacity.

[Signatures on the following pages]

LOAN AGREEMENT	65	Loan No. 374-1407

[Signature Page to Loan Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER:

NEW YORK LIFE INSURANCE COMPANY, a New York mutual insurance company

By:	/s/ Lisa Bai
Name:	Lisa Bai
Title:	Corporate Vice President

LOAN AGREEMENT	Loan No. 374-1407

[Signature Page to Loan Agreement]

BORROWER:

EQRT 3327 HARRISBURG, L.P., a Delaware limited partnership

By:	EQRT 3327 Harrisburg GP, LLC, a Delaware limited liability company, its sole general partner

	By:	EQT Exeter REIT Operating Partnership LP, a Delaware limited partnership, its sole member

		By:	EQT Exeter Real Estate Income Trust, Inc., a Maryland corporation, its sole general partner

			By:	/s/ J. Peter Lloyd
			Name:	J. Peter Lloyd
			Title:	Chief Financial Officer

[End of Signatures]

LOAN AGREEMENT	Loan No. 374-1407